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                    WESTERN PUBLISHING GROUP, INC.

                         --------------------

                 AMENDED AND RESTATED CREDIT AGREEMENT

                       Dated as of May 31, 1994

                         --------------------

                              FLEET BANK,
                               as Agent

                         --------------------

                         THE BANK OF NEW YORK,
                              as Co-Agent

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                           TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                   Page
                                                                   ----

Section 1.  Definitions and Accounting Matters . . . . . . . . . . .  1
      1.01.  Certain Defined Terms . . . . . . . . . . . . . . . . .  1
      1.02.  Accounting Terms and Determinations . . . . . . . . . . 14
      1.03.  Types of Loans and Commitments. . . . . . . . . . . . . 15

Section 2.  Commitments. . . . . . . . . . . . . . . . . . . . . . . 15
      2.01.  Loans . . . . . . . . . . . . . . . . . . . . . . . . . 15
      2.02.  Borrowings. . . . . . . . . . . . . . . . . . . . . . . 16
      2.03.  Letters of Credit . . . . . . . . . . . . . . . . . . . 16
      2.04.  Changes of Commitments; Mandatory Prepayments . . . . . 21
      2.05.  Commitment Fees.. . . . . . . . . . . . . . . . . . . . 22
      2.06.  Lending Offices . . . . . . . . . . . . . . . . . . . . 22
      2.07.  Several Obligations; Remedies Independent . . . . . . . 22
      2.08.  Notes . . . . . . . . . . . . . . . . . . . . . . . . . 23
      2.09.  Prepayments of Loans. . . . . . . . . . . . . . . . . . 23

Section 3.  Payments of Principal and Interest . . . . . . . . . . . 24
      3.01.  Repayment of Loans. . . . . . . . . . . . . . . . . . . 24
      3.02.  Interest. . . . . . . . . . . . . . . . . . . . . . . . 24

Section 4.  Payments; Pro Rata Treatment; Computations; Etc. . . . . 24
      4.01.  Payments. . . . . . . . . . . . . . . . . . . . . . . . 24
      4.02.  Pro Rata Treatment. . . . . . . . . . . . . . . . . . . 25
      4.03.  Computations. . . . . . . . . . . . . . . . . . . . . . 26
      4.04.  Minimum Amounts . . . . . . . . . . . . . . . . . . . . 26
      4.05.  Certain Notices . . . . . . . . . . . . . . . . . . . . 26
      4.06.  Non-Receipt of Funds by the Agent . . . . . . . . . . . 27
      4.07.  Sharing of Payments, Etc. . . . . . . . . . . . . . . . 27

Section 5.  Yield Protection, Etc. . . . . . . . . . . . . . . . . . 28
      5.01.  Additional Costs. . . . . . . . . . . . . . . . . . . . 28
      5.02.  Additional Costs in Respect of Letters of Credit. . . . 30
      5.03.  Option to Replace Banks . . . . . . . . . . . . . . . . 30

Section 6.  Conditions Precedent . . . . . . . . . . . . . . . . . . 32
      6.01.  Effectiveness . . . . . . . . . . . . . . . . . . . . . 32
      6.02.  Additional Conditions.. . . . . . . . . . . . . . . . . 34

Section 7.  Representations and Warranties . . . . . . . . . . . . . 35
      7.01.  Corporate Existence . . . . . . . . . . . . . . . . . . 35
      7.02.  Financial Condition . . . . . . . . . . . . . . . . . . 35
      7.03.  Litigation. . . . . . . . . . . . . . . . . . . . . . . 35
      7.04.  No Breach.  . . . . . . . . . . . . . . . . . . . . . . 36
      7.05.  Action.   . . . . . . . . . . . . . . . . . . . . . . . 36
      7.06.  Approvals.  . . . . . . . . . . . . . . . . . . . . . . 36

      7.07.  Use of Loans.   . . . . . . . . . . . . . . . . . . . . 36
      7.08.  ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . 36
      7.09.  Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . 37
      7.10.  Investment Company Act.   . . . . . . . . . . . . . . . 37
      7.11.  Public Utility Holding Company Act.   . . . . . . . . . 37
      7.12.  Credit Agreements.  . . . . . . . . . . . . . . . . . . 37
      7.13.  Hazardous Materials.  . . . . . . . . . . . . . . . . . 37
      7.14.  Subsidiaries, Etc.  . . . . . . . . . . . . . . . . . . 40
      7.15.  No Offsets, Etc.  . . . . . . . . . . . . . . . . . . . 41

Section 8.  Covenants of the Company.  . . . . . . . . . . . . . . . 41
      8.01.  Financial Statements.   . . . . . . . . . . . . . . . . 41
      8.02.  Litigation.   . . . . . . . . . . . . . . . . . . . . . 44
      8.03.  Existence, Access, Etc.   . . . . . . . . . . . . . . . 44
      8.04.  Insurance.  . . . . . . . . . . . . . . . . . . . . . . 45
      8.05.  Prohibition of Fundamental Changes.   . . . . . . . . . 45
      8.06.  Limitation on Liens.  . . . . . . . . . . . . . . . . . 46
      8.07.  Indebtedness. . . . . . . . . . . . . . . . . . . . .   48
      8.08.  Investments.  . . . . . . . . . . . . . . . . . . . . . 48
      8.09.  Dividend Payments.  . . . . . . . . . . . . . . . . . . 49
      8.10.  Leverage Ratio.   . . . . . . . . . . . . . . . . . . . 50
      8.11.  Tangible Net Worth.   . . . . . . . . . . . . . . . . . 50
      8.12.  Interest Coverage Ratio.  . . . . . . . . . . . . . . . 50
      8.13.  Lines of Business.  . . . . . . . . . . . . . . . . . . 50
      8.14.  Transactions with Affiliates.   . . . . . . . . . . . . 51
      8.15.  Use of Proceeds.  . . . . . . . . . . . . . . . . . . . 51
      8.16.  Limitation on Payment Restrictions Affecting
               Subsidiaries. . . . . . . . . . . . . . . . . . . . . 51
      8.17.  Clean-Down. . . . . . . . . . . . . . . . . . . . . . . 52
      8.18.  Cash Flow . . . . . . . . . . . . . . . . . . . . . . . 52
      8.19.  Loans Outstanding . . . . . . . . . . . . . . . . . . . 52
      8.20.  Capital Expenditures. . . . . . . . . . . . . . . . . . 54
      8.21.  Guarantee and Pledge. . . . . . . . . . . . . . . . . . 54

Section 9.  Events of Default.   . . . . . . . . . . . . . . . . . . 54

Section 10.  The Agent and Co-Agent. . . . . . . . . . . . . . . . . 58
      10.01.  Appointment, Powers and Immunities.  . . . . . . . . . 58
      10.02.  Reliance by Agent and Co-Agent.  . . . . . . . . . . . 59
      10.03.  Defaults.  . . . . . . . . . . . . . . . . . . . . . . 59
      10.04.  Rights as a Bank.  . . . . . . . . . . . . . . . . . . 59
      10.05.  Indemnification.   . . . . . . . . . . . . . . . . . . 60
      10.06.  Non-Reliance on Agent, Co-Agent and Other Banks.   . . 60
      10.07.  Failure to Act.  . . . . . . . . . . . . . . . . . . . 61
      10.08.  Resignation or Removal of Agent or Co-Agent. . . . . . 61

Section 11.  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . 62
      11.01.  Waiver.  . . . . . . . . . . . . . . . . . . . . . . . 62
      11.02.  Notices.   . . . . . . . . . . . . . . . . . . . . . . 62
      11.03.  Expenses, Etc.   . . . . . . . . . . . . . . . . . . . 62
      11.04.  Amendments, Etc.   . . . . . . . . . . . . . . . . . . 63
      11.05.  Successors and Assigns.  . . . . . . . . . . . . . . . 64
      11.06.  Assignments and Participations.. . . . . . . . . . . . 64
      11.07.  Survival.  . . . . . . . . . . . . . . . . . . . . . . 66

      11.08.  Captions.  . . . . . . . . . . . . . . . . . . . . . . 66
      11.09.  Counterparts.  . . . . . . . . . . . . . . . . . . . . 66
      11.10.  Governing Law; Submission to Jurisdiction.   . . . . . 66
      11.11.  Waiver of Jury Trial.  . . . . . . . . . . . . . . . . 67
      11.12.  Confidentiality.   . . . . . . . . . . . . . . . . . . 67


                     AMENDED AND RESTATED CREDIT AGREEMENT

           AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 31,
1994, among: WESTERN PUBLISHING GROUP, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Company"); each of the banks that is a signatory hereto or which, pursuant to Section 11.06(b) hereof, shall become a "Bank" hereunder (individually, a "Bank" and, collectively, the "Banks"); FLEET BANK, a New York bank, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent"); and THE BANK OF NEW YORK, a New York bank, as co-agent for the Banks (in such capacity, together with its successors in such capacity, the "Co-Agent").

           The Banks have extended credit to the Company by making loans and by issuing (or acquiring participations in) letters of credit under the Credit Agreement dated as of November 12, 1992, among the Company, the Banks, the Agent and the Co-Agent, as amended (the "Old Credit Agreement"). The Company, the Banks, the Agent and the Co-Agent desire to amend and restate in its entirety the Old Credit Agreement pursuant to this Agreement. Accordingly, the parties hereto agree as follows:


           Section 1.  Definitions and Accounting Matters.

           1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

           "Affiliate" shall mean any Person which directly or indirectly controls, or is under common control with, or is controlled by, the Company. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries and the Company and its Subsidiaries shall not be deemed to be Affiliates of each other.

           "Applicable Margin" shall mean a rate per annum equal to 1.00%; provided, however, that if the aggregate principal amount of outstanding Facility B Loans at any time exceeds $100,000,000, the Applicable Margin shall be increased to 2.00% per annum with respect to Facility B Loans in principal amount equal to the amount by which such aggregate principal amount of Facility B Loans outstanding exceeds $100,000,000. The Applicable Margin shall be increased by 0.50% per annum above the margins specified above for the period (if any) from the earlier of (a) the thirtieth day after the Disposition of the assets of the Games and Puzzles division of Western, and (b) September 30, 1994, until the date on which (i) Western issues a guarantee of all of the Company's obligations to the Banks, the Agent and the Co-Agent hereunder, in substantially the form set forth as Exhibit B to this Credit Agreement and (ii) the Company shall have pledged for the ratable benefit of the Banks and the holders (the "Holders") of the Company's 7.65% Debentures due 2002 (the "Debentures"), all of the issued and outstanding capital stock of Western.

           "Base Rate" shall mean, for any day, the higher of (a) the Federal Funds Rate for such day plus 0.50% per annum and (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect on the Business Day on which such change in the Base Rate is effective.

           "Business Day" shall mean any day on which commercial banks are not authorized or required to close in New York City.

           "Capital Expenditures" shall mean all payments for or Indebtedness incurred in connection with fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

           "Capital Lease Obligations" shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

           "Cash Flow" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net operating income (calculated before income taxes, Interest Expense and extraordinary and unusual items and without deducting any commitment fees payable pursuant to
Section 2.05(b) hereof, the amendment fee payable pursuant to Section 6.01(h) hereof or the fees and expenses payable pursuant to 6.01(i) or Section 11.03 hereof) for such period plus (b) depreciation and amortization (to the extent deducted in determining net operating income) for such period.

           "Closing Date" shall mean the date upon which the conditions precedent to the effectiveness hereof set forth in Section 6 hereof have been satisfied.

           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute of the United States.

           "Commitment" shall mean as to each Bank, the Facility A Commitment, Facility B Commitment or Letter of Credit Commitment of suchBank, all of which for each Bank are collectively referred to herein as the "Commitments".

           "Commitment Percentage" shall mean, with respect to any Bank, the ratio of (a) the amount of the Commitments of such Bank to (b) the aggregate amount of the Commitments of all of the Banks.


           "Commitment Termination Date" shall mean the last Business Day of May, 1995.

           "Consolidated Subsidiary" shall mean, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

           "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

           "Disposition" shall mean, with respect to any Person, any sale, assignment, transfer or other disposition by such Person of any tangible or intangible assets (but excluding any inventory or Permitted Investments or other assets, including obsolete or worn-out equipment, sold or disposed of in the ordinary course of business), whether now owned or hereafter acquired.

           "Dividend Payment" shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company, but excluding (i) dividends payable solely in shares of common stock of the Company (or in warrants, options or similar rights to acquire shares of common stock of the Company), (ii) dividends on and mandatory redemptions of the Company's presently outstanding Series A Preferred Stock, (iii) any dividends (in cash, property or obligations) on or other payments or distributions on account of any class of stock of any Subsidiary of the Company and (iv) the purchase, redemption or retirement of any shares of any class of capital stock of the Company made with the proceeds of a concurrent or substantially concurrent sale of other shares of the capital stock of the Company.

           "Dollars" and "$" shall mean lawful money of the United States of America.

           "Environmental Claim" shall mean any written notice, claim, demand or other communication, or any oral notice, claim, demand or other communication of which the Company has knowledge, alleging or asserting liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment of any Hazardous Material at any location or (b) any violation or alleged violation of any Environmental Law.

           "Environmental Laws" shall mean any and all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, codes, injunctions or other governmental restrictions, requirements or prohibitions relating to the environment or to emissions, discharges, Releases or threatened Releases of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal,
transport, or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. Environmental Laws does not include the Occupational Safety and Health Act of 1970 or similar state statutes.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

           "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.


           "Event of Default" shall have the meaning assigned to such term in
Section 9 hereof.

           "Facility A Commitment" shall mean, as to each Bank, the obligation of such Bank to make Facility A Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite such Bank's name on the signature pages hereof under the caption "Facility A Commitment" (as the same may be reduced at any time or from time to time pursuant to Section 2.04 hereof). On the date hereof, the aggregate amount of the Facility A Commitments is $15,000,000.

           "Facility A Loans" shall mean loans provided for by Section 2.01 hereof which are specified by the Company pursuant to Section 4.05 to be Facility A Loans, subject to the provisions of Sections 2.01 and 2.09 hereof.

           "Facility A Notes" shall mean the promissory notes evidencing the Facility A Loans as provided for in Section 2.08 hereof.

           "Facility B Commitment" shall mean, as to each Bank, the obligation of such Bank to make Facility B Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite such Bank's name on the signature pages hereof under the caption "Facility B Commitment" (as the same may be reduced at any time or from time to time pursuant to Section 2.04 hereof). On the date hereof, the aggregate amount of the Facility B Commitments is $115,000,000 (subject to the limitations on the availability thereof set forth in Section 2.01).

           "Facility B Loans" shall mean loans provided for by Section 2.01 hereof which are specified by the Company pursuant to Section 4.05 to be Facility B Loans, subject to the provisions of Sections 2.01 and 2.09 hereof.

           "Facility B Notes" shall mean the promissory notes evidencing the Facility B Loans as provided for in Section 2.08 hereof.

           "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day

next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as reasonably determined by the Agent.

           "Fleet" shall mean Fleet Bank.

           "GAAP" shall mean generally accepted accounting principles applied in the manner set forth in Section 1.02 hereof.

           "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any other Person, or an agreement on other than ordinary commercial terms to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business and obligations in connection with the relocation of employees. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

           "Hazardous Material" shall mean, collectively, any pollutant, contaminant, toxic substance, hazardous waste, hazardous material or hazardous substance, including without limitation, petroleum, crude oil or fractions thereof, as those terms are defined in (i) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., (ii) the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, 42 U.S.C. Section 9601 et seq., or (iii) any other applicable federal or state Environmental Law.

           "Indebtedness" shall mean, for any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property (other than inventory or intellectual property sold in the ordinary course of business and consistent with such Person's customary trade practices) to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred in the ordinary course of business and consistent with such Person's customary trade practices; (c) Indebtedness of another Person secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) payment obligations of such Person in respect of letters of credit, bankers' acceptances or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such

Person.

           "Interest Coverage Ratio" shall mean, for any period, the ratio of
(a) Cash Flow for such period to (b) Interest Expense for such period.

           "Interest Expense" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) plus (b) all commissions, fees, discounts and other expenses accrued during such period (whether or not actually paid during such period) in respect of standby letters of credit (but not commercial letters of credit) and bankers' acceptances plus (c) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period).

           "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

           "Investment" shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such purchase of property made in the ordinary course of business which is consistent with such Person's customary trade practices), excluding real estate security deposits made in the ordinary course of business, advances to employees, obligations in connection with relocating employees and advances to vendors of such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

           "Issuing Bank" shall mean the Agentor any other Bank (or, with the reasonable consent of the Agent and the consent of the Company, a bank affiliate of a Bank) that has agreed with the Company to act as an issuer of Letters of Credit under Section 2.03 hereof, together with their respective successors and assigns in such capacity.

           "Knowledge" shall mean only matters as to which any officer of the Company has actual knowledge, and shall not include matters which are not actually known by any officer.

           "Lending Office" shall mean, for each Bank, the "Lending Office" of such Bank designated on the signature pages hereof or such other office of such

Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Company as the office by which its Loans are to be made and maintained.

           "Letter of Credit" shall have the meaning assigned to such term in
Section 2.03 hereof.

           "Letter of Credit Commitment" shall mean, as to each Bank, the obligation of such Bank to issue (or acquire participations in) Letters of Credit in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite such Bank's name on the signature pages hereof under the caption "Letter of Credit Commitment" (as the same may be reduced at any time or from time to time pursuant to Section 2.04 hereof). On the date hereof, the aggregate amount of the Letter of Credit Commitments is $10,000,000.

           "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, collectively, such Letter of Credit, any amendments thereto, any documents delivered thereunder, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

           "Letter of Credit Interest" shall mean, for each Bank, such Bank's participation interest (or, in the case of the Issuing Bank, the Issuing Bank's retained interest) in the Issuing Bank's liability under a Letter of Credit and such Bank's rights and interests in the related Reimbursement Obligations and fees, interest and other amounts payable in connection with such Letter of Credit and such Reimbursement Obligations.

           "Letter of Credit Liability" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Company at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Bank (other than the Issuing Bank for such Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.03 hereof, and the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Banks other than the Issuing Bank of their participation interests under said Section 2.03.

           "Leverage Ratio" shall mean, at any time, the ratio of Total Indebtedness to Tangible Net Worth at such time.

           "Lien" shall mean, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such property.


           "Loan Documents" shall mean this Agreement, the Pledge Agreement, the Subsidiary Guarantee, the Subsidiary Note, the Subsidiary Security Agreement and all other agreements, instruments and documents, including, without limitation, security agreements, notes, guaranties, releases, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, collateral assignments, letter agreements, contracts, notices, leases, amendments, financing statements, letter of credit applications and reimbursement agreements, and all other writings, now or hereafter executed by or on behalf of the Company or any Subsidiary of the Company and delivered to Agent or the Banks pursuant to this Agreement, together with all agreements, instruments and documents referred to therein or contemplated thereby.

           "Loans" shall mean, collectively, the Facility A Loans and the Facility B Loans.

           "Majority Banks" shall mean Banks holding more than 66-2/3% of the aggregate unpaid principal amount of the outstanding Loans and Letter of Credit Liabilities, or, if no Loans or Letter of Credit Liabilities are outstanding, Banks having more than 66-2/3% of the aggregate amount of the Commitments; provided that for such purpose there shall be excluded any Commitments, Loans and Letter of Credit Liabilities directly or indirectly held by the Company or any of its Affiliates (other than a financial institution not a Subsidiary of the Company) following an assignment or participation as contemplated by Section
11.06 hereof.

           "Margin Stock" shall mean margin stock within the meaning of Regulations U and X.

           "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the validity or enforceability against the Company of this Agreement or the Notes, (c) the timely payment of the principal of or interest on the Loans or the Reimbursement Obligations or (d) the Company's ability to pay when due other amounts payable in connection therewith.

           "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

           "Notes" shall mean, collectively, the Facility A Notes and the Facility B Notes.

           "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

           "Permitted Investments" shall mean, for any Person: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits with, or certificates of deposit issued by, or bankers' acceptances of, any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least

$100,000,000 or of any bank of recognized international standing having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof by such Person; (c) commercial paper having the highest credit rating from Standard & Poor's Corporation or Moody's Investors Service, Inc. and maturing not more than 270 days from the date of acquisition thereof by such Person; (d) investments in shares of money market mutual funds having assets in excess of $2,000,000,000 and which invest solely in obligations of the type described in clauses (a), (b) and (c) above;
(e) repurchase obligations fully secured by investments of the type described in clauses (a), (b), (c) or (d) above; and (f) securities secured by standby letters of credit issued by banks or trust companies referred to in clause (b) of this definition and having a maturity of not more than one year.

           "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

           "Plan" shall mean an employee pension plan as defined in Section 3(2) of ERISA established or maintained by the Company or any ERISA Affiliate and which is covered by ERISA.

           "Pledge Agreement" shall mean that certain Pledge Agreement dated as of even date herewith, by the Company in favor of the Agent, in substantially the form attached hereto as Exhibit C.

           "Post-Default Rate" shall mean (x) in respect of any principal of or interest on any Loan or any Reimbursement Obligation or any commitment fee or Letter of Credit issuance fee that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2.00% above the Base Rate plus the Applicable Margin, each as in effect from time to time, and (y) in respect of any other amount payable under this Agreement or any Note that is not paid when due, a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the Base Rate plus the Applicable Margin, each as in effect from time to time.

           "Prime Rate" shall mean the rate of interest from time to time announced by Fleet at the Principal Office, or any successor Agent at its principal office, as its prime commercial lending rate.

           "Principal Office" shall mean the principal office of the Agent and Fleet, presently located at 56 East 42nd Street, New York, New York 10017 or the principal office of any successor Agent.

           "Quarterly Dates" shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.

           "Regulations D, U and X" shall mean, respectively, Regulations D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

           "Regulatory Change" shall mean, with respect to any Bank, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including, without limitation, Regulation D) applying generally to a class of banks including such Bank, or the adoption or making after such date of any interpretation, directive or request applying generally to a class of banks including such Bank of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

           "Reimbursement Obligations" shall mean, at any time, the obligations of the Company then outstanding, or which may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the relevant Issuing Bank in respect of any drawings under a Letter of Credit.

           "Release" shall mean any "release" as such term is defined in 42 U.S.C. Section 9601(22).

           "Significant Subsidiary" shall mean, at any time, a Subsidiary whose assets at such time exceed 10% of the assets of the Company and its Subsidiaries (on a consolidated basis).

           "Subsidiary" shall mean, for any Person, any corporation, partnership or other entity of which more than 50% of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. "Wholly-Owned Subsidiary" shall mean any such corporation, partnership or other entity of which all of such securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled.

           "Subsidiary Guarantee" shall mean the Guarantee Agreement dated as of December 13, 1993, made by Western in favor of the Banks and the Agent.

           "Subsidiary Note" shall mean that certain promissory note in substantially the form attached hereto as Exhibit D, dated of even date herewith, issued by Western to the Company and pledged to the Agent pursuant to the Pledge Agreement, which evidences the advances by the Company to Western from time to time of all of the proceeds of Facility A Loans made hereunder, as required by Section 2.01 hereof.

           "Subsidiary Security Agreement" shall mean that certain Security Agreement in substantially the form attached hereto as Exhibit E, dated as of even date herewith, between Western and the Company, pursuant to which Western has granted to the Company a security interest in all of its accounts receivable and inventory to secure its obligations under the Subsidiary Note.

           "Tangible Net Worth" shall mean, as at any date, the sum for the

Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

           (a)  the amount of capital stock (whether preferred or common), plus

           (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), plus

           (c)  the amount of negative goodwill, minus

           (d) the sum of the following: cost of treasury shares and the book value of all assets which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense and any write-up in the book value of assets resulting from a revaluation thereof subsequent to February 1, 1992.

           "Total Indebtedness" shall mean, as at any date, the aggregate amount of Indebtedness of the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

           "Type" shall have the meaning assigned that term in Section 1.03 hereof.

           "Western" shall mean Western Publishing Company, Inc., a Delaware corporation and a Subsidiary of the Company.

           1.02.  Accounting Terms and Determinations.

           (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (subject to compliance with paragraph (b) of this Section 1.02) be prepared, in accordance with generally accepted accounting principles as from time to time in effect. All calculations made for the purposes of determining compliance with the terms of Sections 8.10, 8.11, 8.12, 8.18, 8.19 and 8.20 hereof shall be made by application of generally accepted accounting principles applied on a basis consistent with that used in the preparation of the annual financial statements referred to in Section 7.02 hereof unless the Company and the Majority Banks shall have otherwise agreed in writing. Notwithstanding the foregoing, for purposes of this Agreement, generally accepted accounting principles shall not give effect to FASB Statement No. 106.

           (b) The Company shall deliver to the Banks at the same time as the delivery of any annual, quarterly or monthly financial statements under Section
8.01 hereof a description in reasonable detail of the effect of any change in accounting principle employed in the preparation of such statement from those employed in the preparation of the most recent financial statements previously furnished to the Banks and a reconciliation of the effects thereof.

           (c)  To enable the ready and consistent determination of compliance with the covenants set forth in Section 8 hereof, the Company will not, without the prior written consent of the Majority Banks (which consent shall not be unreasonably withheld), change the last day of its fiscal year from the Saturday nearest to January 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from the Saturday nearest to each April 30, July 31 and October 31 of each year, respectively, unless the Majority Banks and the Company shall have agreed to amend the covenants set forth in Section 8 hereof to take account of such change. Each of the Banks agrees that if the Company proposes to change the last day of its fiscal year or any of its fiscal quarters, such Bank will negotiate in good faith to amend the covenants set forth in Section 8 hereof so as to preserve, as nearly as practicable, the economic effect of such covenants as in effect immediately prior to such proposed change.

           1.03. Types of Loans and Commitments. Loans and Commitments hereunder are distinguished by "Type". The "Type" of a Loan or Commitment refers to whether such Loan is a Facility A Loan or a Facility B Loan, or whether such Commitment is a Facility A Commitment, a Facility B Commitment or a Letter of Credit Commitment, each of which constitutes a Type.


           Section 2.  Commitments.

           2.01. Loans. Each Bank severally agrees, onthe terms of this Agreement, to make Loans to the Company in Dollars during the period from and including the Closing Date to but not including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding (i) in the case of Facility A Loans, the amount of the Facility A Commitment of such Bank as in effect from time to time, and (ii) in the case of Facility B Loans, the amount of the Facility B Commitment of such Bank in effect from time to time. In no event shall the aggregate principal amount of all Facility A Loans or Facility B Loans exceed the aggregate amount of the respective Facility A Commitments or Facility B Commitments, as the case may be, as in effect from time to time. Subject to the terms of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Facility A Commitments by means of Facility A Loans and the Facility B Commitments by means of Facility B Loans; provided that no Facility B Loans shall be made unless the entire aggregate amount of the Facility A Commitments has been borrowed, and no Facility A Loans shall be repaid unless there are no Facility B Loans then outstanding. Notwithstanding the foregoing, at all times prior to the delivery by the Company to the Agent of the compliance certificate described in Section 8.01 hereof required to be delivered at the time the Company delivers to the Agent financial statements for the Company's fiscal quarter ending on or about July 31, 1994, the aggregate amount of Facility B Loans outstanding shall not at any time exceed $100,000,000 (less the aggregate amount of any reductions in the Commitments pursuant to Section 2.04 hereof), and in any event subject to the provisions of Section 8.19 hereof. The Company shall immediately advance all proceeds of Facility A Loans made hereunder to Western, to fund the working capital needs of such Subsidiary. All Loans outstanding under the Old Credit Agreement shall be Facility B Loans hereunder from and after the Closing Date, in principal amount equal to the principal amount thereof outstanding under the Old Credit Agreement.

           2.02.  Borrowings.  The Company shall give the Agent (which shall promptly notify the Banks) notice of each borrowing hereunder as provided in
Section 4.05 hereof. Not later than 12:00 noon New York time on the date specified for each borrowing hereunder, each Bank shall make available the amount of the Loan to be made by it on such date to the Agent, in immediately available funds, for account of the Company. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with the Agent designated by the Company.

           2.03. Letters of Credit. Subject to the terms and conditions hereof, the Commitments may be utilized, upon the request of the Company, in addition to the Loans provided for by Section 2.01 hereof, by the issuance by any Issuing Bank of letters of credit (herein collectively called "Letters of Credit") for account of the Company or any of its Subsidiaries (as specified by the Company), provided that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities exceed at any time the aggregate amount of the Letter of Credit Commitments as in effect at such time and (ii) the expiration date of any Letter of Credit extend beyond the earlier of (A) the date occurring one year following the issuance of such Letter of Credit or the final expiry date of such Letter of Credit as renewed if such Letter of Credit provides for renewal terms of not more than one year each and permits the Issuing Bank (at the direction of the Majority Banks) to elect prior to the date on which such renewal term would otherwise commence that such Letter of Credit shall not be renewed and (B) the date which is three Business Days prior to the Commitment Termination Date. The following additional provisions shall apply to Letters of
Credit:

           (a) The Company shall give the Agent and the relevant Issuing Bank at least one Business Day's irrevocable prior notice (effective upon receipt) specifying the date (which shall be no later than thirty days preceding the Commitment Termination Date) each Letter of Credit is to be issued, the Issuing Bank for such Letter of Credit and the account party or parties therefor and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby.

           (b) On each day during the period commencing with the issuance by any Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank's Commitment Percentage of the then undrawn portion of the face amount of such Letter of Credit. Each Bank (other than the Issuing Bank for such Letter of Credit) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in such Issuing Bank's liability under such Letter of Credit in an amount equal to such Bank's Commitment Percentage of such liability, and each Bank (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, its Commitment Percentage of the Issuing Bank's liability under such Letter of Credit.


           (c) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit which the Issuing Bank has determined to honor (without consulting the Company, the Agent or any other Person), the Issuing Bank for such Letter of Credit shall promptly notify the Company and the Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Company hereby unconditionally agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.

           (d) The Company agrees that neither the Issuing Bank for any Letter of Credit, nor any of its officers or directors (unless otherwise provided in the relevant Letter of Credit Documents), shall be liable or responsible for, and the obligations of the Company to the Issuing Bank and the Banks hereunder shall not in any manner be affected by: (i) the use which may be made of such Letter of Credit or the proceeds thereof by the beneficiary or any other Person; (ii) the validity, sufficiency or genuineness of documents other than such Letter of Credit, or of any endorsements thereon, even if such documents should, in fact, prove to be in any or all respects, invalid, insufficient, fraudulent or forged; or
      (iii) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that (unless otherwise provided in the relevant Letter of Credit Documents) the Company shall have a claim against the Issuing Bank (and not against any other Bank), and the Issuing Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves are caused by the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under such Letter of Credit substantially complied with the terms of such Letter of Credit or the Bank's willful failure to pay under such Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of such Letters of Credit. In furtherance of and not in limitation of the foregoing (unless otherwise provided in the relevant Letter of Credit Documents), the Issuing Bank may accept documents that appear on their face to be in order without responsibility for further investigation, regardless of any notice or information to the contrary.

           (e)  Forthwith upon its receipt of a notice referred to in paragraph
      (c) of this Section 2.03, the Company shall advise the Agent whether or not the Company intends to borrow hereunder to finance its obligation to reimburse the relevant Issuing Bank for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in Section 4.05 hereof. In the event that the Company fails to so advise the Agent, or if the Company fails to reimburse such Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the Agent shall give each Bank prompt notice of the amount of the demand for payment, specifying such Bank's Commitment Percentage of the amount of the related demand for payment.


           (f) Each Bank (other than the Issuing Bank) shall pay to the Agent for account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds, the amount of such Bank's Commitment Percentage of any payment under a Letter of Credit upon notice by the Issuing Bank for such Letter of Credit (through the Agent) to such Bank requesting such payment and specifying such amount. Each such Bank's obligation to make such payments to the Agent for account of the Issuing Bank under this paragraph (f), and the Issuing Banks's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limiting the effect of the foregoing, (i) the failure of any other Bank to make its payment under this paragraph (f), the financial condition of the Company (or any other account party), the existence of any Default or (ii) the termination of the Letter of Credit Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.

           (g) Upon the making of each payment by a Bank to the Issuing Bank pursuant to paragraph (f) above in respect of any Letter of Credit, such Bank shall, automatically and without any further action on the part of the Agent, the Issuing Bank or such Bank, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Company hereunder and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Bank's Commitment Percentage in any interest or other amounts payable by the Company hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation. Upon receipt by the Issuing Bank from or for account of the Company of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security) the Issuing Bank shall promptly pay to the Agent for account of each Bank entitled thereto, such Bank's Commitment Percentage of such payment, each such payment by the Issuing Bank to be made in the same money and funds in which received by the Issuing Bank. In the event any payment received by the Issuing Bank and so paid to the Banks hereunder is rescinded or must otherwise be returned by the Issuing Bank (including any interest thereon which is required to be paid by the Issuing Bank), each Bank shall, upon the request of the Issuing Bank (through the Agent), repay to the Issuing Bank (through the Agent) the amount of such payment paid to such Bank (and any such required interest), with interest thereon at the rate specified in paragraph (k) of this
      Section 2.03.

           (h) The Company shall pay to the Agent for account of the Issuing Bank in respect of each Letter of Credit an issuance fee in an amount equal to 1.50% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to but excluding the date such Letter of Credit is drawn in full, expires or is terminated, such fee to be non-refundable and to be paid in arrears quarterly, on each Quarterly Date, and on the Commitment Termination Date. The Issuing Bank authorizes and directs the Agent to pay each Bank (other than the Issuing Bank), promptly upon payment thereof by the Company, but only to the extent actually received from the Company, an amount equal to such Bank's Commitment Percentage of all such issuance fees in respect of each Letter of Credit (including any such issuance fee in respect of any period of any renewal or extension thereof). In addition, the Company shall pay to the Issuing Bank in respect of each Letter of Credit all charges, costs and expenses, in the amounts customarily charged by the Issuing Bank from time to time in like circumstances (or as stated in the relevant Letter of Credit Documents) with respect to the issuance of each Letter of Credit and drawings, extensions and other transactions relating thereto.

           (i) Promptly following the end of each calendar month, each Issuing Bank shall deliver (through the Agent) to each Bank and the Company a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank and outstanding at the end of such month. Upon the request of any Bank from time to time, each Issuing Bank shall deliver any other information reasonably requested by such Bank with respect to each Letter of Credit issued by such Issuing Bank and then outstanding.

           (j) The issuance by any Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 6 hereof, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be reasonably satisfactory to the Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type.

           (k) To the extent that any Bank fails to pay any amount required to be paid pursuant to paragraph (f) or (g) of this Section 2.03 on the due date therefor, such Bank shall pay interest to the relevant Issuing Bank (through the Agent) on such amount from and including such due date to but excluding the date such payment is made (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the Base Rate (as in effect from time to time) plus 2.00%.

The Company hereby indemnifies and holds harmless each of the Banks, the Issuing Bank and the Agent (unless otherwise provided in the relevant Letter of Credit Documents in the case of the Issuing Bank) from and against any and all claims, damages, losses, liabilities, costs or expenses which such Bank, the Issuing Bank or the Agent may incur (or which may be claimed against such Bank or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or refusal to pay by the Issuing Bank under any Letter of Credit; provided that the Company shall not be required to indemnify any Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, such claims, damages, losses, liabilities, costs or expenses are caused by (x) the willful misconduct or gross negligence of the Issuing Bank or (y) in the case of the Issuing Bank, such Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.03 is intended to limit the other obligations of the Company, any Bank or the Agent under this Agreement.

           2.04.  Changes of Commitments; Mandatory Prepayments.

           (a) The Commitments shall be automatically terminated on the Commitment Termination Date.

           (b) The Company shall have the right at any time or from time to time (i) so long as no Facility A Loans, Facility B Loans or Letter of Credit Liabilities are outstanding, to terminate the respective Facility A Commitments, the Facility B Commitments or the Letter of Credit Commitments, as the case may be, and (ii) to reduce the aggregate unused amount of the Facility A Commitments, the Facility B Commitments or the Letter of Credit Commitments; provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.05 hereof, and (y) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in multiples of $1,000,000 in excess thereof.

           (c) Without affecting Section 8.05 hereof in any way, concurrently with the making of any Disposition by the Company or any of its Subsidiaries, the Company shall prepay the principal of the Loans hereunder, and the Commitments shall be reduced, in an aggregate principal amount equal to 100% of the amount of the net cash proceeds (net of expenses reasonably incurred in connection therewith and taxes paid or payable in connection therewith) actually received by the Company or such Subsidiary from such Disposition (including net cash proceeds subsequently received in connection with (i) such Disposition, or
(ii) any non-cash consideration received in connection with such Disposition); provided, that, notwithstanding the foregoing, the aggregate amount of the Facility B Commitments shall be reduced to $65,000,000 (less the aggregate amount of any reductions in the Facility B Commitments previously made pursuant to this paragraph (c)) concurrently with the Disposition of substantially all of the assets of the Games and Puzzles division of Western. Any prepayments and reductions in the Commitments required under this paragraph (c) shall be made
(i) first with respect to outstanding Facility B Loans and the Facility B Commitments, (ii) second with respect to outstanding Facility A Loans and the Facility A Commitments, and (iii) third with respect to outstanding Letter of Credit Liabilities and the Letter of Credit Commitments.

           (d) Upon the prepayment by Western of any portion of the outstanding principal of the Subsidiary Note, the Company shall prepay the principal of the Facility A Loans outstanding hereunder in an aggregate principal amount equal to the aggregate principal amount prepaid in respect of the Subsidiary Note.

           (e) Any of the Commitments once terminated or reduced may not be reinstated.

           2.05.  Commitment Fees.

           (a) The Company shall pay to the Agent for account of each Bank a commitment fee on the daily average unused amount of each of such Bank's Commitments, for the period from and including the date of this Agreement to but not including the earlier of the date such Commitments are terminated and the Commitment Termination Date, at a rate per annum equal, for each day during such period, to 0.50%. Accrued commitment fees shall be payable in arrears on each

Quarterly Date and on the earlier of the date the Commitments are terminated and the Commitment Termination Date.

           (b) In addition to the commitment fees provided for in paragraph (a) of this Section 2.05, the Company shall pay to the Agent, for the account of the Banks, an additional one-time commitment fee of $300,000 upon the aggregate outstanding principal amount of Facility B Loans first exceeding $100,000,000. The Agent shall pay to each Bank, promptly upon payment thereof by the Company, an amount equal to such Bank's Commitment Percentage of such additional commitment fee.

           2.06. Lending Offices. The Loans made by each Bank shall be made and maintained at such Bank's Lending Office; provided, however, that a Bank may not change its Lending Office if doing so would subject the Loans of such Bank to any of the consequences contemplated by Section 5.01 hereof, unless such Bank shall have waived, to the reasonable satisfaction of the Company, such consequences.

           2.07. Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any Bank nor the Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable by the Company at any time hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes in accordance with (and subject to) their respective terms, and it shall not be necessary for any other Bank or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

           2.08.  Notes.

           (a) The Facility A Loans made by each Bank shall be evidenced by a single promissory note of the Company substantially in the form of Exhibit A-1 hereto, dated the date hereof, payable to such Bank in a principal amount equal to the amount of its Facility A Commitment as originally in effect and otherwise duly completed. The Facility B Loans made by each Bank shall be evidenced by a single promissory note of the Company substantially in the form of Exhibit A-2 hereto, dated the date hereof, payable to such Bank in a principal amount equal to the amount of its Facility B Commitment as originally in effect and otherwise duly completed.

           (b) The date, amount and interest rate of each Facility A Loan or Facility B Loan made by each Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of the respective Facility A Note or Facility B Note, as the case may be, held by it, endorsed by such Bank on the schedule attached to such respective Facility A Note or Facility B Note; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under such respective Facility A Note or Facility B Note.

           (c) No Bank shall be entitled to have its Facility A Note or Facility B Note subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Bank's Facility A Commitment, Facility A Loans and Facility A Note, or such Bank's Facility B Commitment, Facility B Loans and Facility B Note, as the case may be, pursuant to Section 11.06(b) hereof.

           2.09. Prepayments of Loans. Subject to Section 4.04 hereof,the Company shall have the right to prepay Facility A Loans or Facility B Loans, at any time or from time to time, provided that: (i) the Company shall give the Agent notice of each such prepayment as provided in Section 4.05 hereof, and
(ii) no Facility A Loans may be prepaid if any Facility B Loans are then outstanding. The Company shall be required to prepay the Loans as required under Section 2.04 hereof.

           Section 3.  Payments of Principal and Interest.

           3.01. Repayment of Loans. The Company hereby promises to pay to the Agent for the account of each Bank the entire outstanding principal amount of such Bank's Loans, and each Loan shall mature, on the Commitment Termination Date.

           3.02. Interest. The Company hereby promises to pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

           (a) in the case of a Facility A Loan, the Base Rate (as in effect from time to time) and

           (b) in the case of a Facility B Loan, the Base Rate plus the Applicable Margin (each as in effect from time to time).

Notwithstanding the foregoing, the Company hereby promises to pay to the Agent for the account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank, on any Reimbursement Obligation held by such Bank, and on any other amount payable by the Company hereunder or under any Note held by such Bank to or for the account of such Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable (i) quarterly on the Quarterly Dates, and (ii) upon the payment or prepayment of any principal thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Banks to which such interest is payable and to the Company.


           Section 4.  Payments; Pro Rata Treatment; Computations; Etc.

           4.01.  Payments.

           (a)  Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations, commitment fees and letter of credit issuance fees to be made by the Company under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction or set-off, to the Agent at such account at the Principal Office as may be designated by the Agent to the Company from time to time, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

           (b) The Company shall, at the time of making each payment under this Agreement or any Note, specify to the Agent (which shall so notify the intended recipient(s) thereof) or the Issuing Bank (as applicable) the Loans, Reimbursement Obligations or other amounts payable by the Company hereunder to which such payment is to be applied, provided that the Company may not specify that any payment be applied to the Facility A Loans if any Facility B Loans are then outstanding (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, such Bank may apply the amount of such payment received by it from the Agent in such manner as such Bank may determine to be appropriate).

           (c) Each payment received by the Agent under this Agreement or any Note for account of any Bank shall be paid by the Agent promptly to such Bank, in immediately available funds, for the account of such Bank's Lending Office.

           (d) If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

           4.02. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Banks under Section 2.01 hereof shall be made from the Banks, each payment of commitment fee under Section 2.05 hereof shall be made for the account of the Banks, and each termination or reduction of the amount of the Commitments under Section 2.04 hereof shall be applied to the respective Facility A Commitments, Facility B Commitments or Letter of Credit Commitments of the Banks, as the case may be, pro rata according to the amounts of their respective Commitments of such Type; (b) the making of Facility A Loans or Facility B Loans, as the case may be, shall be made pro rata among the Banks according to the amounts of their respective Facility A Commitments or Facility B Commitments, as applicable; (c) each payment or prepayment of principal of Facility A Loans or Facility B Loans by the Company shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Facility A Loans or Facility B Loans, as the case may be, held by them; and (d) each payment of interest on Facility A Loans or Facility B Loans by the Company shall be made for account of the Banks pro rata in accordance with the amounts of interest on such Facility A Loans or Facility B Loans, as the case may be, then due and payable to the respective Banks.

           4.03. Computations. Letter of Credit issuance fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, and commitment fees and interest on Loans (and any interest computed at the Post-Default Rate by reference to the Base Rate) shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed

(including the first day but excluding the last day) occurring in the period for which payable.

           4.04. Minimum Amounts. Each borrowing and prepayment of principal of Loans shall be in an amount at least equal to $1,000,000 and in multiples of $1,000,000 in excess thereof (borrowings or prepayments of Loans of different Types at the same time hereunder to be deemed separate borrowings and prepayments for purposes of the foregoing, one for each Type).

           4.05. Certain Notices. Notices by the Company to the Agent of terminations or reductions of the Commitments, and of borrowings and optional prepayments of Loans, shall be irrevocable and shall be effective only if received by the Agent not later than 12:00 noon New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment specified below:

                                                 Number of
                                                  Business
      Type of Notice                             Days Prior
      -------------                              ----------
      Termination or reduction
      of Commitments                                  1

      Borrowings of Loans                             1

      Prepayment of Loans                             1

Each such notice of termination or reduction shall specify the amount and Type of the Commitments to be terminated or reduced. Each such notice of borrowing or optional prepayment shall specify the Loans to be borrowed or prepaid and the amount (subject to Section 4.04 hereof) and Type (subject to Sections 2.01 and
2.09 hereof) of each Loan to be borrowed or prepaid and the date of borrowing or optional prepayment (which shall be a Business Day). The Agent shall promptly notify the Banks of the contents of each such notice.

           4.06. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Company (the "Payor") prior to the date on which the Payor is to make payment to the Agent of (in the case of a Bank) the proceeds of a Loan to be made by it, or a participation in a Letter of Credit drawing to be acquired by it, hereunder or (in the case of the Company) a payment to the Agent for the account of one or more of the Banks hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid.


           4.07.  Sharing of Payments, Etc.

           (a) The Company agrees that, in addition to (and without limitation of) any right of set-off or banker's lien a Bank may otherwise have, each Bank shall be entitled, at its option, upon the occurrence and during the continuance of a Default to offset balances held by it for account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank's Loans, the Reimbursement Obligations, or any other amount payable to such Bank hereunder, that is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof.

           (b) If any Bank shall obtain from the Company payment of any principal of or interest on any Loan or Letter of Credit Liability owing to it or payment of any other amount under this Agreement or any Note held by it through the exercise of any right of set-off, banker's lien or similar right (other than from the Agent as provided herein), and, as a result of such payment, such Bank shall have received a greater percentage of the principal of or interest on any Type of Loans or Letter of Credit Liabilities or such other amounts then due hereunder by the Company to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans of such Type or Letter of Credit Liabilities or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans of such Type or Letter of Credit Liabilities or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

           (c) The Company agrees that any Bank purchasing such a participation (or direct interest) as provided in this Section 4.07 may exercise all rights of set-off, banker's lien or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or other amounts (as the case may be) owing to such Bank in the amount of such participation.

           (d) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.


           Section 5.  Yield Protection, Etc.


           5.01.  Additional Costs.

           (a) The Company shall pay directly to each Bank from time to time on request such amounts as such Bank may reasonably determine in good faith to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs hereinafter incurred which it determines are attributable to the maintenance by such Bank (or any Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A)), of capital in respect of its Commitments, Loans, Reimbursement Obligations or participations in Letters of Credit (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Lending Office or such bank holding company) to a level below that which such Bank (or any Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(a), "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time.

           (b) Each Bank shall notify the Company of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided, that
(i) if any Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice and (ii) each Bank will designate a different Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) of this Section 5.01. Determinations and allocations by any Bank for purposes of this Section 5.01 of the effect of capital maintained pursuant to paragraph (a) of this Section 5.01 on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.


           (c) If requested by the Company after such Bank has notified the Company of any such event entitling it to compensation under paragraph (a) of this Section 5.01, such Bank shall promptly notify the Company when such event is no longer applicable.

           5.02. Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Company under Section 5.01 hereof (but without duplication), if as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax (other than income or franchise taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to any Bank or Banks of issuing (or purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Bank hereunder in respect of any Letter of Credit (which increases in cost, or reduction in amount receivable, shall be the result of such Bank's or Banks' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Bank or Banks, the Company shall pay immediately to such Bank or Banks, from time to time as specified by such Bank or Banks, such additional amounts as shall be sufficient to compensate such Bank or Banks for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Bank or Banks, submitted by such Bank or Banks to the Company shall be conclusive in the absence of manifest error as to the amount thereof. Each Bank shall notify the Company of any event occurring after the date of this Agreement that will entitle such Bank to compensation under this Section 5.02 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided, that if any Bank falls to give such notice within 45 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.02 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.02 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. If requested by the Company after such Bank has notified the Company of any such event, such Bank shall promptly notify the Company when such event is no longer applicable.

           5.03. Option to Replace Banks. If any Bank shall become an Affected Bank, then, provided there does not then exist any Default:

           (a) The Company may request one or more of the other Banks to purchase all (but not part) of such Affected Bank's then outstanding Loans, Reimbursement Obligations and participations in outstanding Letters of Credit and to assume all (but not part) of such Affected Bank's Commitments and obligations hereunder. If one or more Banks shall so agree in writing (herein collectively called the "Assenting Banks" and individually called an "Assenting Bank") with respect to such Affected Bank, then (x) the Facility A Commitments, Facility B Commitments and Letter of Credit Commitments of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective pro rata share of the Facility A Commitments, Facility B Commitments and Letter of Credit Commitments, as the case may be, of such Affected Bank under this Agreement and (y) each Assenting Bank shall make Facility A Loans and/or Facility B Loans to the Company pro rata in accordance with the amount of such Affected Bank's Facility A Loans and/or Facility B Loans, as the case may be, being purchased by such Assenting Bank in principal amounts which, when aggregated with Facility A Loans and/or Facility B Loans being made by other Assenting Banks, if any, are equal to the outstanding principal amounts of all the Facility A Loans and/or Facility B Loans of the Affected Bank, on a date mutually acceptable to the Assenting Banks, such Affected Bank and the Company. The proceeds of such Loans, together, if necessary, with funds of the Company, shall be used to prepay the Loans of such Affected Bank, together with all interest accrued thereon (calculated on the basis set forth in a certificate delivered by such Affected Bank) and all other amounts owing to such Affected Bank hereunder, and, upon such assumption by the Assenting Banks and prepayment by the Company, such Affected Bank shall cease to be a "Bank" for purposes of this Agreement and shall no longer have any obligations hereunder.

           (b) So long as no Event of Default shall have occurred and be continuing, the Company may designate a Replacement Bank to assume the Commitments and the obligations of any such Affected Bank hereunder and to purchase the outstanding Loans of such Affected Bank and such Affected Bank's rights hereunder without recourse upon, or warranty by, or expense to such Affected Bank, for a purchase price equal to the outstanding principal amount of the Loans of such Affected Bank plus all interest accrued and unpaid thereon (calculated on the basis set forth in a certificate delivered by such Affected
Bank) and all other amounts owing to such Affected Bank hereunder, and upon such assumption and purchase by the Replacement Bank, such Replacement Bank shall be deemed to be a "Bank" for purposes of this Agreement and such Affected Bank shall cease to be a "Bank" for purposes of this Agreement and shall no longer have any obligations hereunder. The Company shall provide replacement Notes to such Replacement Bank and to any Assenting Bank making Loans pursuant to subsection (a) above to reflect the identity of and/or the outstanding amount of the Loans of such Replacement Bank or such Assenting Bank.

           As used in this Section 5.03, "Affected Bank" shall mean any Bank that (i) is subject to taxes or Additional Costs described in Section 5.01 or
5.02 hereof and claims reimbursement for such taxes or Additional Costs pursuant to Section 5.01 or 5.02 hereof or (ii) breaches in any material respect its obligations to make Loans hereunder; and "Replacement Bank" shall mean a lending institution designated by the Company pursuant to this Section 5.03, which, at the time of such designation, is not a Bank.

           Section 6.  Conditions Precedent.

           6.01. Effectiveness. The effectiveness of this Agreement is subject to the receipt by the Agent on the date of the execution and delivery of this Agreement of the following documents, each of which shall be satisfactory to the Agent in form and substance and shall be dated or certified on or as of the Closing Date, unless otherwise indicated or agreed to by the Agent:

           (a) Corporate Documents of the Company. The following documents, each certified as indicated below:

                 (i) a copy of the charter, as amended, of the Company certified by the Secretary of State of the State of Delaware, and a certificate as to the good standing of and charter documents filed by the

      Company from such Secretary of State, dated as of a recent date;

                (ii) a certificate of the Secretary of the Company, dated the date hereof and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Notes, the Pledge Agreement, the Subsidiary Security Agreement and the extensions of credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of the Company has not been amended since the date of the certification thereof furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of the Company executing this Agreement or any of the Notes and each other document to be delivered by the Company from time to time in connection herewith (and the Agent and each Bank may conclusively rely on such certificate until it receives notice in writing from the Secretary of the Company); and

               (iii) a certificate of another officer of the Company as to the incumbency and specimen signature of the Secretary of the Company.

           (b) Corporate Documents of Western. The following documents, each certified as indicated below:

                 (i) a copy of the charter, as amended, of Western certified by the Secretary of State of the State of Delaware, and a certificate as to the good standing of and charter documents filed by Western from such Secretary of State, dated as of a recent date;

                (ii) a certificate of the Secretary of Western, dated the date hereof and certifying (A) that attached thereto is a true and complete copy of the by-laws of Western as in effect on the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of Western authorizing the execution, delivery and performance of the Subsidiary Note and the Subsidiary Security Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of Western has not been amended since the date of the certification thereof furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of Western executing the Subsidiary Note, the Subsidiary Security Agreement and each other document to be delivered by Western from time to time in connection therewith (and the Agent and each Bank may conclusively rely on such certificate until it receives notice in writing from the Secretary of Western); and

               (iii) a certificate of another officer of Western as to the incumbency and specimen signature of the Secretary of Western.

           (c) Officer's Certificate. A certificate of a senior officer of the Company to the effect set forth in the first sentence of Section 6.02 hereof.


           (d) Opinion of Counsel to the Company. An opinion of Morgan, Lewis & Bockius, counsel to the Company, substantially in the form of Exhibit F hereto.

           (e) Pledge Agreement. The Pledge Agreement, duly executed by the Company.

           (f) Subsidiary Note. The Subsidiary Note, duly executed by Western, to be held by the Agent pursuant to the Pledge Agreement.

           (g) Subsidiary Security Agreement. Evidence that the Subsidiary Security Agreement has been duly executed and delivered by the Company and Western, and that all actions reasonably necessary or appropriate to perfect the Liens on Western's accounts receivables and inventory arising thereunder has been taken.

           (h) Amendment Fee. Payment of an amendment fee of $468,750, for the pro-rata account of the Banks.

           (i) Expenses. Payment of all reasonable out-of-pocket costs and expenses incurred prior to the Closing Date which the Company is required to pay pursuant to Section 11.03 hereof.

           (j) Accrued Interest and Fees. Payment of all accrued interest, fees and other amounts (other than the principal of the Loans) outstanding under the Old Credit Agreement.

           (k) Other Documents. Such other documents as the Agent or any Bank or special New York counsel to the Banks may reasonably request in connection with the execution and delivery of this Agreement, the Notes and the other Loan Documents required hereunder to be delivered on the Closing Date and the extensions of credit hereunder.

           The execution and delivery of this Credit Agreement by the Agent shall constitute its acknowledgment that the documents delivered pursuant to this Section 6.01 are satisfactory to the Agent as to form and substance.

           6.02. Additional Conditions. Each of the effectiveness of this Agreement and the obligation of the Banks to make any Loan or otherwise extend any credit to the Company upon the occasion of each borrowing or other extension of credit hereunder is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto: (i) no Default shall have occurred and be continuing; (ii) the representations and warranties made by the Company in
Section 7 hereof shall be true and complete in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and (iii) with respect to any borrowing of a Facility A Loan, the Company represents and warrants that Western has requested a borrowing under the Subsidiary Note equal to the amount to be borrowed with respect to such Facility A Loan. Each notice of borrowing or request for the issuance of a Letter of Credit by the Company hereunder shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice or request and, unless the Company otherwise notifies the Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

           Section 7. Representations and Warranties. The Company represents and warrants to the Banks that:

           7.01.  Corporate Existence.  Each of the Company and its
Subsidiaries: (a) is a corporation, partnership or other entity duly organized and validly existing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

           7.02. Financial Condition. The consolidated and consolidating balance sheets of the Company and its Consolidated Subsidiaries as at January 29, 1994 and the related consolidated and consolidating statements of operations, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon (in the case of said consolidated balance sheet and consolidated statements of operations, retained earnings and cash flow) of Deloitte & Touche, heretofore furnished to each of the Banks, are complete and correct and fairly present in all material respects the consolidated financial condition of the Company and its Consolidated Subsidiaries, and the unconsolidated financial condition of the Company and of each of its Consolidated Subsidiaries, as at said date and the consolidated and unconsolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Neither the Company nor any of its Subsidiaries had on said dates any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which in the aggregate is material to the financial condition of the Company and its Subsidiaries taken as a whole (determined on a consolidated basis), except as referred to or reflected or provided for in said balance sheets as at said dates (including the notes thereto). Since January 29, 1994, there has been no material adverse change in the consolidated financial condition, operations or business of the Company and its Consolidated Subsidiaries taken as a whole from that set forth in said financial statements as at said date.

           7.03. Litigation. Except as disclosed in Schedule IV hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the Knowledge of the Company) threatened against the Company or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

           7.04. No Breach. None of the execution and delivery of this Agreement, the Notes, and the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and compliance by the Company and Western with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company or Western, or any applicable law or regulation, or any applicable order, writ, injunction or decree of any court or governmental authority or agency, or any material (determined by reference to the Company and its Subsidiaries, taken as a whole) agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

           7.05. Action. Each of the Company and Western has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Notes and the other Loan Documents; the execution, delivery and performance by the Company and Western of this Agreement, the Notes and the other Loan Documents have been duly authorized by all necessary corporate action on their respective parts; and this Agreement and each of the other Loan Documents has been duly and validly executed and delivered by the Company and Western (to the extent party thereto) and constitutes, and each of the Notes when executed and delivered for value will constitute, the Company's or Western's, as the case may be, legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and
(b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           7.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company or Western (to the extent party thereto) of this Agreement, the Notes or the other Loan Documents or for the validity or enforceability thereof.

           7.07. Use of Loans. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

           7.08. ERISA. The Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions to the Plans and to pay premiums to the PBGC, in each case in the ordinary course of business).

           7.09. Taxes. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year of the Company ended January 30, 1988. The Company and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other tax returns which are required to be filed by them (other than such tax returns the failure of which to file would not have a Material Adverse Effect) and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Consolidated Subsidiaries, except such taxes as are being contested in good faith by appropriate proceedings and for which, in the reasonable opinion of the Company, adequate reserves are maintained on the books of the Company and its Subsidiaries. If the Company is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the "common parent" of such group.

           7.10. Investment Company Act. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

           7.11. Public Utility Holding Company Act. The Company is not a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           7.12. Credit Agreements. Schedule I hereto is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness (or commitment therefor) to, or Guarantee by, the Company or any of its Subsidiaries, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in said
Schedule I.

           7.13. Hazardous Materials. (a) The Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations which the Company and each of its Subsidiaries are required to have under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with (i) the terms and conditions of all such permits, licenses and authorizations, and (ii) all Environmental Laws except to the extent the failure to comply with (i) and/or (ii) would not have a Material Adverse Effect.

           (b) Neither the Company nor any off its Subsidiaries has retained, assumed or otherwise become or remained liable for, whether by contract, operation of law or otherwise, any Environmental Claim with respect to any former Subsidiary or division of the Company or any of its Subsidiaries, which would have a Material Adverse Effect.

           (c) No written notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries nor does the Company after diligent inquiry have Knowledge of any of the same being issued, no complaint has been served on the Company or any of its Subsidiaries nor does the Company after diligent inquiry have Knowledge of any complaint being filed, no penalty has been assessed against the Company or any of its Subsidiaries, to the Knowledge of the Company after diligent inquiry no investigation or review is pending or threatened by any governmental entity, and neither the Company nor any of its Subsidiaries has received any written notice or has any Knowledge of any pending or threatened investigation by any other entity with respect to any (i) alleged failure by the Company or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of the business of the Company or any of its Subsidiaries or (ii) alleged Environmental Law violation involving the generation, treatment, storage, recycling, transportation, discharge, disposal or any Release of any Hazardous Materials by the Company or any of its Subsidiaries or at any of the properties owned or leased by any of them, except to the extent that such failure or violation would not have a Material Adverse Effect.

           (d) Neither the Company nor any of its Subsidiaries has generated, treated, stored, recycled, transported, discharged, disposed of or Released any Hazardous Material on any property now or previously owned or leased by the Company or any of its Subsidiaries to an extent that it would have a Material Adverse Effect; and

                    (i) no PCB is present at any property now owned or leased by the Company or any of its Subsidiaries and the Company has not received any written notice and does not have any Knowledge of the presence of any PCB at any property previously owned or leased by the Company or any of its Subsidiaries to the extent that any such presence would have a Material Adverse Effect;

                    (ii) no asbestos is present at any property now owned or leased by the Company or any of its Subsidiaries and the Company has not received any written notice and does not have any Knowledge of the presence of any asbestos at any property previously owned or leased by the Company or any of its Subsidiaries to the extent that any such presence would have a Material Adverse Effect;

                   (iii) there are no underground storage tanks for Hazardous Materials, active or abandoned, present at any property now owned or leased by the Company or any of its Subsidiaries and the Company has not received any written notice and does not have any Knowledge of the presence of any such tanks at any property previously owned or leased by the Company or any of its Subsidiaries to the extent that any such presence would have a Material Adverse Effect;

                   (iv) no Hazardous Materials have been Released at, on or under any property now owned or leased by the Company or any of its Subsidiaries and the Company has not received any written notice and does not have any Knowledge of any Release of Hazardous Materials at any property previously owned or leased by the Company or any of its Subsidiaries to the extent that any such Release would have a Material Adverse Effect.

           (e) Except as set forth on Schedule II hereto, since January 1, 1980 neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the United States Environmental Protection Agency in the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar published state list. The Company has not received any written notice and has no Knowledge of any allegations that the Company or any of its Subsidiaries is liable, in connection with the transportation or arranging for transportation of Hazardous Materials, for clean-up costs, remedial work, damages to natural resources on or for personal injury claims, including, but not limited to, claims under CERCLA, to the extent such liability would have a Material Adverse Effect.

           (f) The hazardous material annual generator reports which the Company and each of its Subsidiaries were required to file for calendar years 1991, 1992 and 1993 pursuant to 40 CFR Part 262.41 and 40 CFR Part
      262.56 or any similar state regulation are contained in Schedule II, except as otherwise set forth therein.

           (g) Except as set forth in Schedule II, no written notification of a Release of a Hazardous Material in violation of any Environmental Law or any permit, license or authorization held or received by the Company or any of its Subsidiaries has been filed or made by or on behalf of the Company or any of its Subsidiaries.

           (h) Except as set forth in Schedule II hereto, no property now or, to the Knowledge of the Company, previously owned or leased by the Company or any of its Subsidiaries is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List in CERCLIS or on any similar published state list.

           (i) No Liens which would have a Material Adverse Effect have arisen under or pursuant to any Environmental Laws on any of the property or properties owned or leased by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any notice or has any Knowledge of any government action which has been taken or is in the process of being taken which could subject any of such Properties to any such Lien.

           (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses of which records exist conducted by or on behalf of the Company or any of its Subsidiaries and which are in the possession or control of the Company or any of its Subsidiaries or any of their consultants, attorneys, agents or representatives in relation to any property or facility now or previously owned or leased by the Company or any of its Subsidiaries which have not been made available to the Banks, except for tests, studies, reviews, and other analyses routinely taken to comply or determine compliance with permits held by the Company and its Subsidiaries.

           7.14. Subsidiaries, Etc. Set forth in Schedule III hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries of the Company (and the respective jurisdiction of incorporation of each such Subsidiary). Except as disclosed in said Schedule III, the Company owns, free and clear of Liens, all outstanding shares of such Subsidiaries (and each such Subsidiary owns, free and clear of Liens, all outstanding shares of its Subsidiaries) and all such shares are validly issued, fully paid and non-assessable.

           7.15. No Offsets, Etc. As of the Closing Date, the Company has Facility B Loans outstanding to the Banks hereunder in the aggregate principal amount of $100,000,000. Such amount is due and owing to the Banks and is not subject to any counterclaim, offset or defense.


           Section 8. Covenants of the Company. The Company covenants and agrees with the Banks and the Agent that, so long as any Commitment, Loan, or Letter of Credit Liability is outstanding and until payment in full of all amounts payable by the Company hereunder:

           8.01. Financial Statements. The Company shall deliver to the Agent, with sufficient copies for each of the Banks:

           (a) as soon as available and in any event within 15 Business Days after the end of each fiscal month, consolidated and consolidating statements of operations, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries, and the unconsolidated financial condition and results of operations of the Company and of each of its Consolidated Subsidiaries, in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

           (b) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company, consolidated and consolidating statements of operations, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for the period from the beginning of the respective fiscal year to the end of such period, and consolidated and consolidating statements of operations for such quarterly fiscal period, and the related consolidated and consolidating balance sheets as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries, and the unconsolidated financial condition and results of operations of the Company and of each of its Consolidated Subsidiaries, in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

           (c) as soon as available and in any event within 105 days after the end of each fiscal year of the Company, consolidated and consolidating statements of operations, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for such year and the related consolidated and consolidating balance sheets as at the end of such year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (i) in the case of said consolidated statements and balance sheet, by an opinion thereon of Deloitte & Touche or other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and (ii) in the case of said consolidating statements and balance sheets, by a certificate of a senior financial officer of the Company, which certificate shall state that said consolidating financial statements fairly present in all material respects (based upon the financial condition of the Company and its Subsidiaries, taken as a whole) the unconsolidated financial condition and results of operations of the Company and of each of its Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year;

           (d) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

           (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

           (f) as soon as reasonably practicable, and in any event within 30 days after the Company knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, which the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with resect to such event or condition):

                 (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of
           Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

                   (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

                  (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                   (iv) the complete or partial withdrawal by the Company or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by the Company or any ERISA

           Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

                 (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 60 days;

           (g) promptly upon its becoming available, any management letter furnished to the Company by Deloitte & Touche or other independent certified public accountants of recognized national standing engaged by the Company;

           (h) promptly upon their becoming available, copies of all documents relating to the proposed Disposition of all or substantially all of the assets of Western's Games and Puzzles division, including without limitation, any contract for the Disposition thereof;

           (i) promptly after the Company knows that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto; and

           (j) from time to time such other information regarding the financial condition, operations or business of the Company or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Bank or the Agent may reasonably request.

The Company will furnish to the Agent, with sufficient copies for each Bank, at the time it furnishes each set of financial statements pursuant to paragraph
(a), (b) or (c) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 8.07(d), 8.09, 8.10, 8.11, 8.12, 8.18, 8.19 and 8.20 hereof as of the end of the respective fiscal month, quarterly fiscal period or fiscal year.

           8.02. Litigation. Promptly after the service of a complaint or the Company otherwise obtains Knowledge thereof, the Company will give to the Agent notice of any legal or arbitral proceeding, and of any proceeding by or before any governmental or regulatory authority or agency, to which the Company or any of its Subsidiaries is a party, except any proceeding which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.

           8.03. Existence, Access, Etc. The Company will, and will cause each of its Subsidiaries to: preserve and maintain its legal existence, and maintain all of its rights, privileges and franchises, except for such rights, privileges and franchises the termination of which would not result in a Material Adverse

Effect (provided that nothing in this Section 8.03 shall prohibit any transaction expressly permitted under Section 8.05 hereof); comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities (including, without limitation, all Environmental Laws) if failure to comply with such requirements would have a Material Adverse Effect, except for such laws, rules, regulations or orders which the Company is contesting in good faith by appropriate proceedings, and for which, in the reasonable opinion of the Company, adequate reserves are maintained on the books of the Company and its Subsidiaries, unless contesting any such law, rule or regulation would itself subject the Company or such Subsidiary to or result in a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by appropriate proceedings and against which adequate reserves (as reasonably estimated by the Company) are being maintained in accordance with GAAP; maintain all of its material properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and permit, and cause each of its Subsidiaries to permit, at the Company's reasonable expense, representatives of, or financial advisors or consultants to, the Banks or the Agent, on reasonable prior notice and during normal business hours, to examine, copy and make extracts from the books and records of the Company and its Subsidiaries, to inspect the properties of the Company and its Subsidiaries, and to discuss the business and affairs of the Company and its Subsidiaries with their executive officers and employees, all to the extent reasonably requested by the Banks or the Agent or their representatives, financial advisors or consultants (as the case may be).

           8.04. Insurance. The Company will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers (determined as at the time such insurance is obtained) all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

           8.05. Prohibition of Fundamental Changes. The Company will not, nor will it permit any of its Significant Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, and will not permit any of its Significant Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (i) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms and (ii) obsolete or worn-out property, tools or equipment no longer used or useful in its business). Notwithstanding the foregoing provisions of this
Section 8.05:

           (a) any Subsidiary of the Company may be merged, consolidated or amalgamated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a

      Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

           (b) any such Significant Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its business or property (upon voluntary liquidation, dissolution or otherwise) to the Company or a Wholly-Owned Subsidiary of the Company;

           (c) the Company or any Subsidiary of the Company may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Company, the Company is the surviving corporation and, in any other case, the surviving corporation is or becomes a Wholly-Owned Subsidiary of the Company and (ii) after giving effect thereto no Default would exist hereunder; and

           (d) the Company may convey, sell, lease, transfer or otherwise dispose of any business (whether maintained as a Subsidiary or division) to which is attributable at the time of such conveyance, sale, lease, transfer or other disposition less than 10% of the consolidated assets of the Company and its Consolidated Subsidiaries and to which is attributable less than 10% of the consolidated earnings of the Company and its Consolidated Subsidiaries, determined before taking into account Interest Expense and income taxes for the most recent twelve-month period.

           8.06. Limitation on Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

           (a) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves (in the reasonable estimation of the Company) with respect thereto are maintained on the books of the Company or any of its Subsidiaries, as the case may be, in accordance with GAAP;

           (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Section 9(h) hereof;

           (c) pledges or deposits under worker's compensation, unemployment insurance and other similar social security legislation;

           (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

           (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

           (f) Liens on property of any corporation which becomes a Subsidiary of the Company after the date of this Agreement, provided that such Liens and the Indebtedness secured thereby are in existence at the time such corporation becomes a Subsidiary of the Company and were not created in anticipation thereof;

           (g) Liens upon real and/or tangible personal property acquired, constructed or improved after the date hereof (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction or improvement) of such property; provided that no such Lien shall extend to or cover any property of the Company or such Subsidiary other than the property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed the fair market value (as determined in good faith by a senior financial officer of the Company) of such property at the time it was acquired (by purchase, construction or otherwise);

           (h) Liens securing reimbursement obligations with respect to commercial letters of credit or bankers' acceptances incurred in the ordinary course of business, provided that such Liens extend only to property acquired in transactions supported by such letters of credit or in transactions financed by such bankers' acceptances; and

           (i) Liens upon property of any Subsidiary which secure only Indebtedness of such Subsidiary owing to the Company or any other Subsidiary of the Company;

           (j) Liens existing on the date hereof and listed in Schedule I hereto; and

           (k) any extension, renewal or replacement (in whole or in part) of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property.

           8.07. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

           (a)  Indebtedness to the Banks hereunder;

           (b)  Indebtedness outstanding on the date hereof and listed in
      Schedule I hereto;

           (c)  Indebtedness of Subsidiaries of the Company to the Company or to

      other Subsidiaries of the Company;

           (d) additional Indebtedness of Subsidiaries of the Company in an aggregate amount at any time outstanding up to but not exceeding 10% of the Company's Tangible Net Worth at such time; and

           (e) Indebtedness of the Company and its Subsidiaries secured by Liens permitted under Section 8.06(f), Section 8.06(g) or Section 8.06(h).

           8.08. Investments. The Company will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

           (a)  demand deposit accounts with banks;

           (b)  Permitted Investments;

           (c) Investments by the Company and its Subsidiaries in capital stock, or Indebtedness, of Subsidiaries of the Company (whether now owned or existing or hereafter acquired) and advances by the Company and its Subsidiaries to Subsidiaries of the Company in the ordinary course of business;

           (d) Interest Rate Protection Agreements which are reasonably related to floating rate Indebtedness of the Company or its Subsidiaries outstanding or anticipated to be outstanding during the term of the respective Interest Rate Protection Agreement;

           (e)  Investments outstanding on the date hereof;

           (f) Investments acquired in bankruptcy, liquidation, reorganization or similar proceedings in settlement of claims of the Company or any of its Subsidiaries in such proceedings;

           (g) subject to Section 8.13, Investments in joint ventures entered into in the ordinary course of the Company's business and having an aggregate book value not exceeding $20,000,000 at any time;

           (h) Investments constituting forward purchases of foreign exchange entered into in the ordinary course of the Company's business and having a term not exceeding one year;

           (i) Investments in Indebtedness of the Company, provided that no Event of Default has occurred and is continuing at the time of acquisition of any such Investment; and

           (j) other Investmentsin an aggregate amount not exceeding $2,000,000 at any time.

           8.09. Dividend Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make any Dividend Payment at any time; provided, however, that the Company may at any time after the date hereof, declare and make Dividend Payments in cash, subject to the satisfaction of each of the following conditions:


           (a) no Default shall have occurred and be continuing at the time such Dividend Payment was declared; and

           (b) at the time of the declaration of the Dividend Payment the aggregate amount of Dividend Payments made during the period commencing on August 1, 1992 through and including the date of such Dividend Payment shall not exceed an amount equal to 50% of consolidated net income of the Company and its Consolidated Subsidiaries for the period from August 1, 1992 through and including the last day of the fiscal quarter most recently ended prior to the date of such Dividend Payment (treated for these purposes as a single accounting period).

           8.10. Leverage Ratio. The Company shall not permit the Leverage Ratio to exceed 2.50 to 1 as at the end of the third fiscal quarter of any fiscal year of the Company, and shall not permit the Leverage Ratio to exceed
2.00 to 1 as at the end of any first, second or fourth fiscal quarter of any fiscal year of the Company (being the fiscal quarters ending on or about the last day of the months of April, July or January, respectively).

           8.11. Tangible Net Worth. The Company will not permit Tangible Net Worth at any time to be less than the sum of (i) $150,000,000 plus (ii) an amount equal to (but not less than zero) 50% of the Company's consolidated net income (determined in accordance with GAAP) for the period from May 2, 1992 through the end of the Company's fiscal quarter most recently ended (treated for this purpose as a single accounting period).

           8.12. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any period set forth below to be less than the ratio set forth below opposite such period:

            Period                                            Ratio
            ------                                            -----
     Two fiscal quarters ending January 29, 1994            0.30 to 1
     Fiscal quarter ending July 30, 1994                    0.25 to 1
     Fiscal quarter ending October 29, 1994                 3.00 to 1
     Fiscal quarter ending January 28, 1995                 3.00 to 1
     Two fiscal quarters ending April 29, 1995              1.50 to 1
       and each fiscal quarter thereafter


Notwithstanding the foregoing, in the event that Western sells all or substantially all of the assets of its Games and Puzzles division, the ratio set forth above for the fiscal quarter ending July 30, 1994 shall be increased to
0.65 to 1.

           8.13. Lines of Business. Neither the Company nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than those in which the Company and its Subsidiaries are engaged on the date hereof and extensions of such lines of business activity and other lines of business activity reasonably related thereto.

           8.14. Transactions with Affiliates. Except as expressly permitted by this Agreement, the Company will not, nor will it permit any of its

Subsidiaries to, directly or indirectly: (a) make any material (based upon the financial condition of the Company and its Subsidiaries, taken as a whole) Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any material (based upon the financial condition of the Company and its Subsidiaries, taken as a whole) property to an Affiliate; (c) merge into or consolidate with, or purchase or acquire any material (based upon the financial condition of the Company and its Subsidiaries, taken as a whole) property from, an Affiliate; or (d) enter into any other material (based upon the financial condition of the Company and its Subsidiaries, taken as a whole) transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that the Company and its Subsidiaries may enter into transactions (other than extensions of credit by the Company or any of its Subsidiaries to an Affiliate) with an Affiliate if the monetary or business consideration to the Company arising therefrom would be comparable to, or more favorable than, the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate.

           8.15. Use of Proceeds. The Company will (and, in the case of the Facility A Loans, shall cause Western to) use the proceeds of the Loans hereunder solely for its general corporate purposes, including to finance acquisitions (whether of capital stock or of tangible and/or intangible assets) in privately negotiated transactions or in transactions approved or recommended by the board of directors (or comparable governing body) of the acquired entity (but not for any other type of acquisition); provided that neither the Agent nor any Bank shall have any responsibility as to the use of any of such proceeds.

           8.16. Limitation on Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on the ability of any Subsidiary of the Company to
(i) pay dividends or make other distributions on such Subsidiary's capital stock or any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make any loans or advances to the Company or any of its Subsidiaries, (iii) transfer any of its property or assets to the Company or any of its Subsidiaries, or (iv) guarantee any Indebtedness of the Company or any of its Subsidiaries; provided that this Section 8.16 shall not prohibit any restriction or encumbrance existing under or by reason of (a) applicable law or (b) any agreement or instrument governing Indebtedness of a Person acquired by the Company or any Subsidiary of the Company existing at the time of such acquisition (and not created in anticipation thereof), which restriction or encumbrance is not applicable to any Person or property or assets of any Person other than the Person so acquired and/or its Subsidiaries.

           8.17. Clean-Down. The Company will not permit the aggregate principal amount of Loans outstanding hereunder to exceed (i) if the Disposition by Western of all or substantially all of the assets of its Games and Puzzles division has not been consummated, $115,000,000, or (ii) if such Disposition has been consummated, $15,000,000, in each case for a period of thirty consecutive days during the first fiscal quarter of each fiscal year of the Company (beginning with the fiscal year commencing on January 29, 1995) and after such thirty day period, if the Company has not previously delivered the compliance certificate required by Section 8.01 hereof in respect of the financial statements for the last fiscal month of the preceding fiscal year, until such compliance certificate has been delivered in accordance with Section 8.01 hereof.

           8.18. Cash Flow. The Company will not permit its Cash Flow for any period set forth below to be less than the amount set forth below opposite such period:

           Period                                      Cash Flow
           ------                                      ---------
     Fiscal quarter ended 4/30/94                   $ (17,650,000)

     One fiscal month ended 5/28/94                    (1,645,000)
     Two fiscal months ended 6/25/94                   (1,189,000)
     Three fiscal months ended 7/30/94                  3,500,000

     One fiscal month ended 8/27/94                     4,047,000
     Two fiscal months ended 9/24/94                   10,007,000
     Three fiscal months ended 10/29/94                23,900,000

     One fiscal month ended 11/26/94                    5,818,000
     Two fiscal months ended 12/31/94                   8,419,000
     Three fiscal months ended 1/28/95                 12,100,000

           8.19. Loans Outstanding. From and after the Disposition by Western of all or substantially all of the assets of its Games and Puzzles division, the Company will not permit the aggregate principal amount of Loans outstanding at any time during the period commencing with the delivery by the Company to the Agent of a compliance certificate for any fiscal month and ending with the delivery by the Company to the Agent of a compliance certificate for the next succeeding fiscal month to exceed the percentage set forth below opposite such fiscal month of the total amount of Inventory and Accounts Receivable (as each such term is defined under GAAP) of the Company at the end of such fiscal month, as certified by such compliance certificate:

              Month                           Percentage
              -----                           ----------
           June, 1994                            16.5%
           July, 1994                            16.5%
           August, 1994                          23.5%
           September, 1994                       24.0%
           October, 1994                         28.0%
           November, 1994                        29.0%
           December, 1994                        24.0%
           January, 1995                          6.5%
           February, 1995 and                    13.0%
               thereafter

           In addition, the Company shall comply with this Section 8.19 with effect from the end of the most recent fiscal month ending prior to the Disposition of all or substantially all of the assets of Western's Games and Puzzles division as provided above in Section 8.19, such compliance to be determined on a pro forma basis by subtracting $100,000,000 from the aggregate principal amount of Loans outstanding and dividing the resulting amount by the total amount of Inventory and Accounts Receivable of the Company at the end of such fiscal month, and accordingly, the Company shall furnish to the Agent, with sufficient copies for each Bank, on or prior to the third Business Day following such Disposition, a certificate of a senior financial officer of the Company setting forth in reasonable detail the computations necessary to determine compliance by the Company with this Section 8.19. The Company shall not borrow any Loans under this Agreement during the period commencing with such Disposition and ending with the delivery of the compliance certificate described in the immediately preceding sentence.

           In the event that the Disposition of the Company's Advertising Specialty division is consummated, the percentages set forth in this Section
8.19 for each fiscal month ending thereafter shall be reduced by the difference between the Company's projection of "Loans Outstanding as a % of Accounts Receivable and Inventories" for the relevant fiscal month and the respective percentages obtained by dividing (i) the Company's projection of "Loans Outstanding (Direct Borrowings)" for the relevant fiscal month less up to $12,000,000 of the net cash proceeds of such Disposition received by the Company or any of its Subsidiaries by (ii) the sum of the Company's projections for "Accounts Receivable, Net" and "Inventories, Net" for the relevant fiscal month. The projections referred to in the preceding sentence are set forth in Schedule V attached hereto.

           Notwithstanding anything to the contrary in this Section 8.19, the Company shall be entitled to deliver to the Agent a compliance certificate of a senior financial officer of the Company setting forth the total amount of Inventory and Accounts Receivable of the Company as of the date of such compliance certificate, and thereupon the aggregate principal amount of Loans which the Company may permit to be outstanding for purposes of this Section 8.19 during the period commencing with the delivery of such compliance certificate and ending with the delivery of any subsequent compliance certificate shall be the percentage set forth in this Section 8.19 for the then current fiscal month of the total amount of Inventory and Accounts Receivable reflected in such compliance certificate.

           8.20. Capital Expenditures. The Company shall not, and shall not permit its Subsidiaries to, make Capital Expenditures that, in the aggregate, exceed $27,500,000 during any fiscal year of the Company.

           8.21.  Guarantee and Pledge.  The Company shall use its best efforts
(i) to cause Western to issue a guarantee of all of the Company's obligations to the Banks, the Agent and the Co-Agent hereunder, in substantially the form set forth as Exhibit B to this Credit Agreement and (ii) to pledge for the ratable benefit of the Banks and the holders (the "Holders") of the Company's 7.65% Debentures due 2002 (the "Debentures"), all of the issued and outstanding capital stock of Western, in each case no later than the earlier of (a) the thirtieth day after the Disposition of all or substantially all of the assets of the Games and Puzzles division of Western, and (b) September 30, 1994. The pledge of the stock of Western shall be to a Person and upon terms reasonably acceptable to the Agent, the Holders of not less than a majority in aggregate principal amount of the outstanding Debentures (the "Majority Holders") and the Trustee for the Debentures.

           Section 9.  Events of Default.  If one or more of the following events shall occur and be continuing:

           (a) The Company shall default in the payment when due of any interest on any Loan or any Reimbursement Obligation, any fee or any other amount (other than principal of any Loan or any Reimbursement Obligation) payable by it hereunder and such default shall have continued unremedied for two or more Business Days, or the Company shall default in the payment when due of any principal of any Loan or any Reimbursement Obligation (including any prepayment thereof required pursuant to Section 2.04 hereof); or

           (b) The Company or any of its Significant Subsidiaries shall default in the payment when due (after giving effect to any applicable grace period and any requirement for the giving of notice) of any principal of or interest on any of its other Indebtedness aggregating $5,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

           (c) Any representation, warranty or certification made or deemed made herein (other than in Section 7.13 hereof) (or in any modification or amendment hereto) or in any other Loan Document by the Company or Western, or any certificate furnished by the Company or Western to any Bank or the Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material adverse respect; or

           (d)  Any representation or warranty made or deemed made in
      Section 7.13 hereof by the Company shall prove to have been false or misleading as of the time made in any material respect and the Agent (acting at the direction of the Majority Banks) shall have given written notice thereof to the Company and the Company shall have failed to cure such breach of representation or warranty within 60 days after the giving of such notice by causing such representation or warranty to become true, by remedying the condition or event that is the basis of such breach or by causing such event or condition no longer to have a Material Adverse Effect or by taking such other action which has the effect of curing such breach; or

           (e) The Company shall default in the performance of any of its obligations under any of Sections 8.05, 8.06, 8.07, 8.08, 8.09, 8.14 or 8.16 hereof; or the Company or Western shall default in the performance of any of its other obligations in this Agreement or any other Loan Document and such default shall continue unremedied for a period of thirty days after notice thereof to the Company by the Agent or any Bank (through the Agent); or

           (f) The Company or any of its Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or


           (g)  The Company or any of its Significant Subsidiaries shall
      (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) file to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

           (h) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Significant Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Significant Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company or such Significant Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Significant Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

           (i) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $20,000,000 in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Company and/or any of its Significant Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or the relevant Significant Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

           (j) Any Person (including any "person" as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than Richard A. Bernstein and/or any affiliates of Mr. Bernstein, shall acquire direct or indirect beneficial ownership of securities representing more than 50% of the total number of votes which may be cast in the election of directors of the Company by all stockholders entitled to vote in such election;


           (k) An event or condition specified in Section 8.01(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the reasonable opinion of the Majority Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which would constitute, in the reasonable determination of the Majority Banks, a Material Adverse Effect; or

           (l) The Company shall permit Western to prepay all or any portion of the outstanding principal of the Subsidiary Note while any Facility B Loans are then outstanding;

           THEREUPON: (1) in the case of any such event (other than one referred to in paragraph (g) or (h) of this Section 9) with respect to the Company, the Agent may, and upon request of the Majority Banks shall, notify the Company that an "Event of Default" hereunder exists, and the Agent may and, upon request of the Majority Banks, shall, by notice to the Company, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.01 or 5.02 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (2) in the case of the occurrence of an Event of Default referred to in paragraph (g) or (h) of this Section 9 with respect to the Company, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Company hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.01 or 5.02 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

           In addition, the Company agrees, upon the occurrence and during the continuance of any Event of Default if the Agent has declared the principal amount then outstanding of, and accrued interest on, the Loans, and all other amounts payable by the Company hereunder and under the Notes to be due and payable, it shall, if requested by the Agent or the Majority Banks through the Agent (and, in the case of any Event of Default referred to in paragraph (f), (g) or (h) of this Section 9 with respect to the Company, forthwith, without any demand or the taking of any other action by the Agent or such Banks) provide cash collateral for the Letter of Credit Liabilities then outstanding by paying to the Agent immediately available funds in an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by the Agent as collateral security for the prompt payment in full when due of the Letter of Credit Liabilities, and the Company hereby grants to the Agent for the benefit of the Banks a security interest in any funds so paid.



           Section 10.  The Agent and Co-Agent.

           10.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent and the Co-Agent to act as its agents hereunder with such powers as are specifically delegated to the Agent or the Co-Agent by the terms of this Agreement or any other Loan Document, together with such other powers as are reasonably incidental thereto. The Agent and the Co-Agent (which terms as used in this sentence and in Section 10.05 and the first sentence of Section
10.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, or in any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; (d) shall not be responsible to any Bank for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct and (e) shall not be responsible to the Company or the Banks for (i) determining whether or not any of the transactions contemplated hereby qualifies as a highly leveraged transaction ("HLT") as defined by any bank regulatory authority, (ii) notifying the Banks regarding the HLT status of any transaction contemplated hereby or of any change in that status or (iii) the correctness of any determination as to HLT status. Notwithstanding anything in this Agreement to the contrary, the Co-Agent shall have no duties or responsibilities hereunder other than as a Bank, and shall not have any right to take any action hereunder other than as a Bank, except that upon the resignation or removal of the Agent, the Co-Agent shall, as provided in Section 10.08 hereof, succeed to the office of Agent hereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible to any Bank for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent and the Co-Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Agent.
The Agent shall provide to each Bank copies of financial statements and other information furnished to it as required hereby to the extent that the Company is not obligated to deliver such information directly to the Banks.

           10.02. Reliance by Agent and Co-Agent. The Agent and the Co-Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent or the Co-Agent, respectively. As to any matters not expressly provided for by this Agreement, as between the Agent or the Co-Agent (on the one hand) and the Banks (on the other hand), the Agent and the Co-Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

           10.03. Defaults. Neither the Agent nor the Co-Agent shall be deemed to have knowledge or notice of the occurrence of a Default (other than, in the case of the Agent, the non-payment of principal of or interest on Loans, Reimbursement Obligations or of commitment fees or Letter of Credit issuance fees) unless the Agent or the Co-Agent, respectively, has received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks and (if such notice was received from a Bank) to the Company (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to
Section 10.07 hereof) take such action (or refrain from taking such action) with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks.

           10.04. Rights as a Bank. With respect to its Commitment and the Loans made by it, each of the Agent and the Co-Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent or the Co-Agent (as the case may be), and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent and/or the Co-Agent in its individual capacity. Each of the Agent and the Co-Agent and their affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally, engage in any kind of banking, trust or other business with the Company (and any of its Subsidiaries or Affiliates) as if it were not acting as the Agent or the Co-Agent, as the case may be, and each of the Agent and the Co-Agent and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

           10.05. Indemnification. The Banks agree to indemnify the Agent and the Co-Agent (to the extent not reimbursed under Section
11.03 hereof, but without affecting the obligations of the Company under said Section 11.03) ratably in accordance with the aggregate principal amount of the Loans and Reimbursement Obligations held by the Banks (or, if no Loans or Reimbursement Obligations are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Co-Agent (including by any Bank) arising out of or by reason of any investigation or any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 11.03 hereof but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any Loan Document, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

           10.06. Non-Reliance on Agent, Co-Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or the Co-Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or the Co-Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Neither the Agent nor the Co-Agent shall be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the properties or books and records of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, neither the Agent nor the Co-Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their affiliates) which may come into the possession of the Agent or the Co-Agent or any of their affiliates.

           10.07. Failure to Act. Except for action expressly required of the Agent hereunder, each of the Agent and the Co-Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

           10.08. Resignation or Removal of Agent or Co-Agent. Subject to the appointment and acceptance of a successor Agent or Co-Agent as provided below, either or both of the Agent or Co-Agent may resign at any time by giving notice thereof to the Banks and the Company, and either or both of the Agent or Co-Agent may be removed at any time with or without cause by Banks holding more than 50% of the aggregate unpaid principal amount of the outstanding Loans and Letter of Credit Liabilities, or, if no Loans or Letter of Credit Liabilities are outstanding, Banks having more than 50% of the aggregate amount of the Commitments. Upon any such resignation or removal of the Agent, the Co-Agent shall succeed to the office of Agent hereunder unless the Majority Banks, with (so long as no Event of Default shall have occurred and be continuing) the consent of the Company (which consent shall not be unreasonably withheld), shall have appointed a different successor Agent. Upon any such resignation or removal of the Co-Agent, the Majority Banks shall have the right to appoint a successor Co-Agent, with (so long as no Event of Default shall have occurred and be continuing) the consent of the Company (which consent shall not be unreasonably withheld). If no successor Agent or Co-Agent (as the case may be) shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent's or Co-Agent's giving of notice of resignation or the Banks' removal of the retiring Agent or Co-Agent, then the retiring Agent or Co-Agent may, on behalf of the Banks, appoint a successor Agent or Co-Agent, as the case may be (with the consent of the Company, which consent shall not be unreasonably withheld), which shall be a bank having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent or Co-Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Co-Agent, as the case may be, and the retiring Agent or Co-Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's or Co-Agent's resignation or removal hereunder, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent or Co-Agent, and the retiring Agent or Co-Agent shall continue to be responsible (to the extent set forth herein and only to such extent) for any actions taken or omitted to be taken by it in its capacity as Agent or Co-Agent while it was acting as Agent or Co-Agent hereunder.


           Section 11.  Miscellaneous.

           11.01. Waiver. No failure on the part of the Agent, the Co-Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement, any Note or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, any Note or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

           11.02. Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered (in either case during normal business hours) or, in the ease of a mailed notice, upon receipt, in each case given or addressed as aforesaid. A copy of any notice to or from the Company shall be sent by mail or delivered personally to the intended recipient not later than one Business Day following the giving of such notice.


           11.03 Expenses, Etc. The Company agrees to pay or reimburse each of the Banks, the Agent and the Co-Agent for paying: (a) all reasonable out-of-pocket costs and expenses of the Agent and the Co-Agent (including, without limitation, the reasonable fees and expenses of Weil, Gotshal & Manges, special New York counsel to the Agent), in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other Loan Documents and the extension of credit hereunder and (ii) any amendment, modification or waiver of any of the terms of this Agreement, any of the Notes or any of the other Loan Documents; (b) all reasonable out-of-pocket costs and expenses of the Banks, the Agent and the Co-Agent (including reasonable consultants' and counsels' fees) in connection with (i) any Event of Default and any enforcement or collection proceedings resulting therefrom; (ii) the enforcement of this Section 11.03; and (iii) the retention of any consultant to advise the Agent and the Banks regarding the business and affairs of the Company and its Subsidiaries; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Letter of Credit or any of the Notes or any other Loan Document.

           The Company hereby agrees to indemnify the Agent, the Co-Agent and each Bank and their respective directors, officers, employees and agents for, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any litigation, or any investigation in contemplation of litigation, or any other proceedings (including any threatened investigation or litigation or other proceedings, but excluding litigation involving only the Banks, the Co-Agent and the Agent) relating to the extensions of credit hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the extensions of credit hereunder or any transaction contemplated hereby or by any other Loan Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

           Whenever the Company is obligated to indemnify the Agent, the Co-Agent, any Bank or any Issuing Bank hereunder, the Company shall not be obligated to so indemnify the Agent, the Co-Agent or any Bank or any Issuing Bank in respect of any settlement of any litigation or threatened litigation unless the Company shall have consented to such settlement. In addition, in each such instance the Company shall have the right, at its sole option and expense, to conduct and control, through counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any claim, investigation, action, suit or proceeding for which it is obligated to provide indemnification hereunder; provided, however, that no settlement of any such action, investigation, suit or proceeding shall be made without the prior written consent of the party or parties being indemnified if such settlement does not release the party or parties being indemnified from all liabilities or obligations with respect to any such claim, investigation, action, suit or proceeding; and provided, further, that if the defendants in such action, investigation, suit or proceeding include both the Company and any of the Banks, the Agent or the Co-Agent, and any Bank, the Agent or the Co-Agent shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Company and that the Company is unable or unwilling to properly assert, such Bank, the Agent or the Co-Agent (as the case may be) shall be entitled to separate counsel (at the expense of the Company) to assert such defenses.

           11.04. Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Company, the Agent and the Majority Banks, or by the Company and the Agent acting with the consent of the Majority Banks, and any provision of this Agreement may be waived by the Majority Banks and the Company or by the Agent acting with the consent of the Majority Banks and the Company; provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Banks or by the Agent acting with the consent of all of the Banks: (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan, any Reimbursement Obligation or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any commitment fee or Letter of Credit issuance fee is payable hereunder, (v) alter the terms of Section 4.02 or 4.07(b) hereof or of this Section 11.04, (vi) amend the definition of the term "Majority Banks" or (vii) waive any of the conditions precedent set forth in Section 6 hereof; and provided, further, that any amendment of
Section 10 hereof shall require the consent of the Agent.

           11.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

           11.06.  Assignments and Participations.

           (a) The Company may not assign its rights or obligations hereunder or under the Notes or any other Loan Document without the prior consent of all of the Banks and the Agent.

           (b) Each Bank may, with the consent of the Company (which consent shall not be unreasonably withheld), assign any of its Loans, its Notes, its Commitments, and its Letter of Credit Interests (but only with the consent of, in the case of an outstanding Commitment, the Agent and, in the case of a Letter of Credit Interest, each Issuing Bank); provided that, (i) no such consent by the Company or the Agent shall be required in the case of any assignment to another Bank; (ii) any such partial assignment shall be in an amount at least equal to $10,000,000; and (iii) each such assignment by a Bank of its Loans, Notes, Commitments, or Letter of Credit Interests shall be made in such manner so that the same portion of each Type of its Loans, Notes, Commitments, and Letter of Credit Interests is assigned to the respective assignee. Upon execution and delivery by the assignee to the Company, the Agent, and the Issuing Bank of an instrument in writing pursuant to which such assignee agrees to become a "Bank" hereunder (if not already a Bank) having the Commitments, Loans, and, if applicable, Letter of Credit Interests specified in such instrument, and upon consent thereto by the Company, the Agent, and the Issuing Banks to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Company, the Agent, and each Issuing Bank), the obligations, rights and benefits of a Bank hereunder holding the Commitments, Loans, and, if applicable, Letter of Credit Interests (or portions thereof) assigned to it (in addition to the Commitments, Loans, and Letter of Credit Interests, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitments (or portions thereof) so assigned. Upon each such assignment the assigning Bank shall pay the Agent an assignment fee of $2,000.

           (c) A Bank may sell or agree to sell, to one or more financial institutions organized under the laws of the United States or any state thereof or, with the consent of the Company which will not be unreasonably withheld, under the laws of any other country or political subdivision thereof, a participation in all or any part of any Loans or Letter of Credit Interests held by it, or in its Commitments, in which event each purchaser of a participation (a "Participant") shall not, except as otherwise provided in Section 4.07(c) hereof, have any rights or benefits under this Agreement, any Notes or any other Loan Document (the Participant's rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the Participant). All amounts payable by the Company to any Bank under Section 5 hereof in respect of Loans, Letter of Credit Interests held by it, and its Commitments, shall be determined as if such Bank had not sold or agreed to sell any participations in such Loans, Letter of Credit Interests and Commitments, and as if such Bank were funding each of such Loans, Letter of Credit Interests and Commitments in the same way that it is funding the portion of such Loans, Letter of Credit Interests and Commitments in which no participations have been sold. In no event shall a Bank that sells a participation agree with the Participant to take or refrain from taking any action hereunder except that such Bank may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of any of such Bank's Commitments, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, Reimbursement Obligations or any portion of any commitment fee or Letter of Credit issuance fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon, or any commitment fee or Letter of Credit issuance fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee.

           (d) Anything in this Section 11.06 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal

     Reserve Bank, and such Loans and Notes shall be fully transferrable as provided therein. No such assignment shall release the assigning Bank from its obligations hereunder.

           (e) Each Bank may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of
     Section 11.12 hereof.

           11.07. Survival. The obligations of the Company under Sections 5.01, 5.02, and 11.03 hereof and the obligations of the Banks under Section 10.05 hereof shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of a Loan or a Letter of Credit), herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any extension of credit hereunder (whether by means of a Loan or a Letter of Credit), any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank, the Agent or the Co-Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

           11.08. Captions. The table of contents, captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

           11.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

           11.10. Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. Each of the Company, the Agent, the Co-Agent and the Banks hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby. Each of the Company, the Agent, the Co-Agent and the Banks irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

           11.11. Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENT, THE CO-AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           11.12. Confidentiality. Each of the Banks, the Agent and the Co-Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential any non-public information supplied to it by or on behalf of the Company pursuant to this Agreement which is identified by the Company as being confidential at the time the same is delivered to the Banks, the Agent or the Co-Agent, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by applicable statute, rule or regulation or by judicial process, (ii) to counsel for any of the Banks, the Agent or the Co-Agent (provided that such counsel agrees, for the benefit of the Company, to be bound by the terms of this Section 11.12), (iii) to bank examiners, auditors or accountants, (iv) to the Agent, the Co-Agent or any other Bank, (v) in connection with any litigation relating to this Agreement or any other Loan Document to which any one or more of the Banks is a party or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement in substantially the form of Exhibit G hereto prior to the delivery of any such non-public information; and provided that in no event shall any Bank, the Agent or the Co-Agent be obligated or required to return any materials furnished by the Company; and provided, further, that (A) unless specifically prohibited by applicable law or court order, each Bank shall, prior to disclosure thereof pursuant to clause (i) or (v) above, use reasonable efforts to notify the Company of any request for disclosure of any such non-public information (other than any such request in connection with an examination of the financial condition of such Bank by, or any other regulatory matter involving, such governmental agency) sufficiently in advance of such intended disclosure to enable the Company to seek a protective order and (B) such disclosure (except pursuant to any such request in connection with an examination of the financial condition of such Bank by, or any other regulatory matter involving, such governmental agency) shall be limited to that information which counsel for the Bank, the Agent or the Co-Agent, as applicable, advises that the Bank, the Agent or the Co-Agent is legally required to disclose.


           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


           WESTERN PUBLISHING GROUP, INC.


                 By:         /s/ Steven M. Grossman
                     -------------------------------------------
                     Title: Executive Vice President

                                 Address for Notices:

                                 Western Publishing Group, Inc.
                                 444 Madison Avenue
                                 New York, New York 10022

                                 Telecopier No.:  212-888-5025

                                 Telephone No.:  212-688-4500

                                 Attention:  Mr. Steven M. Grossman
                                             Executive Vice President &
                                             Chief Financial Officer

                                 With a copy to:

                                 Morgan Lewis & Bockius
                                 101 Park Avenue
                                 New York, New York  10178


                                 Telephone No.:   212-309-6000

                                 Telecopier No.:  212-309-6273

                                 Attention:  Mitchell N. Baron, Esq.



Facility A
Commitment                 FLEET BANK
$ 3,000,000

Facility B                       By:       /s/ Peter Hall
Commitment                            --------------------------
$23,000,000                           Title: Vice President

                                 Lending Office:
Letter of Credit                 Fleet Bank
Commitment                       56 East 42nd Street
$ 2,000,000                      New York, New York 10017


                                 Address for Notices:

                                 Fleet Bank
                                 56 East 42nd Street
                                 New York, New York 10017


                                 Telephone No.:  212-907-5118

                                 Telecopier No.:  212-907-5614

                                 Attention:  Mr. Peter C. Hall
                                             Vice President


Facility A
Commitment                       THE BANK OF NEW YORK
$ 1,875,000

                                 By:    /s/ Richard P. Hebner
Facility B                            --------------------------
Commitment                            Title: Vice President
$14,375,000
                                 Lending Office:
                                 The Bank of New York
                                 One Wall Street
                                 New York, New York 10286
Letter of Credit
Commitment
$ 1,250,000                      Address for Notices:

                                 The Bank of New York
                                 One Wall Street
                                 New York, New York 10286


                                 Telephone No.:  212-635-7214

                                 Telecopier No.:  212-635-1480


                                 Attention:  Mr. Richard Hebner
                                             Vice President

Facility A
Commitment                       CREDIT LYONNAIS
$ 1,500,000

                                 By:       /s/ S. Burdick
Facility B                            --------------------------
Commitment                            Title: Vice President
$11,500,000
                                 By:  __________________________
                                      Title:

Letter of Credit                 Lending Office:
Commitment
$ 1,000,000
                                 Credit Lyonnais, New York Branch
                                 1301 Avenue of the Americas
                                 New York, New York 10019



                                 Address for Notices:

                                 Credit Lyonnais, New York Branch
                                 1301 Avenue of the Americas
                                 New York, New York 10019


                                 Telephone No.:  212-261-7343

                                 Telecopier No.:  212-459-3179

                                 Attention:  Ms. Silvana Burdick
                                             Vice President

Facility A
Commitment                       THE DAIWA BANK, LTD.
$ 1,500,000

                                 By:    /s/ James H. Broadley
Facility B                            --------------------------
Commitment                            Title: Vice President
$11,500,000
                                 Lending Office:

Letter of Credit                 The Daiwa Bank, Ltd.
Commitment                       233 S. Wacker Drive
$ 1,000,000                      Suite 5400
                                 Chicago, Illinois 60606

                                 Address for Notices:

                                 The Daiwa Bank, Ltd.
                                 450 Lexington Avenue
                                 Suite 1700
                                 New York, NY 10017


                                 Telephone No.:  212-808-2338

                                 Telecopier No.: 212-818-0865

                                 Attention:  Mr. James H. Broadley
                                             Vice President

Facility A
Commitment                       MELLON BANK, N.A.
$ 1,500,000

                                 By:  __________________________
Facility B                            Title:
Commitment
$11,500,000                      Lending Office:

Letter of Credit                 Mellon Bank, N.A.
Commitment                       One Mellon Bank Center, #4835
$ 1,000,000                      Pittsburgh, Pennsylvania 15258


                                 Address for Notices:

                                 Mellon Bank, N.A.
                                 One Mellon Bank Center, #4835
                                 Pittsburgh, Pennsylvania 15258


                                 Telephone No.:  412-234-1055

                                 Telecopier No.: 412-234-0286

                                 Attention:  Ms. Brigitte R. Bouchat
                                             Vice President



Facility A
Commitment                       NATIONAL WESTMINSTER BANK USA
$ 1,500,000

                                 By:      /s/ Phillip Sorace
Facility B                            --------------------------
Commitment                            Title: Vice President
$11,500,000
                                 Lending Office:

Letter of Credit                 National Westminster Bank USA
Commitment                       592 Fifth Avenue
$ 1,000,000                      New York, New York 10036

                                 Address for Notices:

                                 National Westminster Bank USA
                                 592 Fifth Avenue
                                 New York, New York 10036


                                 Telephone No.:  212-602-2557

                                 Telecopier No.: 212-602-2080

                                 Attention:  Mr. Philip Sorace
                                             Vice President


Facility A                       STANDARD CHARTERED BANK
Commitment
$ 1,500,000
                                 By:      /s/ Brian Taylor
                                      --------------------------
Facility B                            Title:
Commitment
$11,500,000                      Lending Office:
                                 Standard Chartered Bank,
Letter of Credit                 New York Branch
Commitment                       160 Water Street
$ 1,000,000                      New York, New York 10022


                                 Address for Notices:

                                 Standard Chartered Bank,
                                 New York Branch
                                 160 Water Street
                                 New York, New York 10022

                                 Telephone No.:  212-612-0242

                                 Telecopier No.: 212-612-0225

                                 Attention:  Mr. Brian Talor
                                             Assist. Vice President


Facility A
Commitment                       NORWEST BANK MINNESOTA, NATIONAL
$ 1,125,000                          ASSOCIATION

                                 By:  __________________________
                                      Title:
Facility B
Commitment                       Lending Office:
$ 8,625,000
                                 Norwest Bank Minnesota, N.A.
Letter of Credit                 Sixth and Marquette Streets
Commitment                       Minneapolis, Minnesota
$   750,000

                                 Address for Notices:

                                 Norwest Bank
                                 Corporate Banking Offices
                                 Suite 1200
                                 100 East Wisconsin Avenue
                                 Milwaukee, Wisconsin 53233


                                 Telephone No.:  414-224-3793

                                 Telecopier No. 414-224-3795

                                 Attention:  Ms. Irene Hogan
                                             Vice President



Facility A
Commitment                       THE FIRST NATIONAL BANK OF BOSTON
$ 1,500,000

                                 By:  __________________________
                                      Title:
Facility B
Commitment                       Lending Office:
$11,500,000
                                 The First National Bank of Boston
Letter of Credit                 100 Federal Street
Commitment                       Boston, Massachusetts 02110
$ 1,000,000
                                 Address for Notices:

                                 The First National Bank of Boston
                                 100 Federal Street
                                 Boston, Massachusetts 02110



                                 Telephone No.:  617-434-1809

                                 Telecopier No.: 617-434-1508

                                 Attention:  Mr. William Kelly
                                             Vice President




                                 FLEET BANK,
                                 as Agent

                                 By:      /s/ Peter C. Hall
                                      --------------------------
                                      Title: Vice President

                                 Address for Notices to
                                   Fleet as Agent:

                                 56 East 42nd Street
                                 New York, New York 10017

                                 Attention:  Mr. Peter C. Hall

                                 Telecopier No.:  212-907-5614

                                 Telephone No.:  212-907-5118

                                 THE BANK OF NEW YORK,
                                   as Co-Agent

                                 By:    /s/ Richard P. Hebner
                                      --------------------------
                                      Title: Vice President

                                 Address for Notices to
                                   Co-Agent:

                                 One Wall Street
                                 New York, New York 10286

                                 Telecopier No.:  212-635-1480

                                 Telephone No.:  212-635-7214

                                 Attention:  Mr. Richard Hebner